As filed with the Securities and Exchange Commission on September 27, 1996
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 OXiGENE, INC.
- -------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)
                                    Delaware
- -------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)
                                   13-3679168
- -------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)
            110 East 59th Street, New York, NY 10022, (212) 421-0001
- -------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
M. Andica Kunst, Esq., 110 East 59th Street, New York, NY 10022, (212) 421-0001
- -------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

   GERALD A. EPPNER, ESQ.                         PETER BAARNHEILM, ADV.
     BATTLE FOWLER LLP                      DANOWSKY & PARTNERS ADVEKATBYRA
     Park Avenue Tower                              Hovslagargatan 5
    75 East 55th Street                            S-103 22 Stockholm
  New York, New York 10022                               Sweden
       (212) 856-7000                                46-8 614 6400


                        Approximate date of commencement
                      of proposed sale to the public: From
                     time to time after the effective date
                        of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/   /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                 CALCULATION OF REGISTRATION FEE
=======================================================================================================
                                                   Proposed          Proposed
                                                    Maximum           Maximum
   Title Of Each Class Of       Amount To Be    Offering Price  Aggregate Offering       Amount Of
 Securities To Be Registered    Registered(1)    Per Share(2)        Price(2)        Registration Fee
- -------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value    1,150,000            23.31         26,806,500.00         $9,244.00
=======================================================================================================

(1) Includes 150,000 shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the closing bid and asked price of the Registrant's Common Stock as reported by Nasdaq on September 23, 1996.

400608.6

                                 OXiGENE, INC.
                           -------------------------
                             CROSS REFERENCE SHEET
                   Pursuant to Item 501(b) of Regulation S-K
           Between Items Required in Part 1 of Registration Statement
                    (Form S-3) and Information in Prospectus

Item
No.    Form S-3 Caption                                          Prospectus Page or Caption
- ----   ----------------                                          --------------------------
1.     Forepart of Registration Statement and Outside Front      Facing Page of Registration Statement; Outside Front
          Cover Page of Prospectus..............................    Cover Page of Prospectus

2.     Inside Front and Outside Back Cover Pages of              Inside Front and Outside Back Cover Pages of
          Prospectus............................................    Prospectus

3.     Summary Information, Risk Factors and Ratio of
          Earnings to Fixed Charges............................. The Company; Prospectus Summary; Risk
                                                                    Factors; Management's Discussion and Analysis
                                                                    of Financial Condition and Results of
                                                                    Operations; Selected Financial Data

4.     Use of Proceeds.......................................... Use of Proceeds

5.     Determination of Offering Price.......................... Underwriting

6.     Dilution................................................. N/A

7.     Selling Security Holders................................. N/A

8.     Plan of Distribution..................................... Outside Front Cover Page of Prospectus;
                                                                    Underwriting

9.     Description of Securities to be Registered............... Description of Capital Stock

10.    Interests of Named Experts and Counsel................... Legal Matters; Experts

11.    Material Changes......................................... N/A

12.    Incorporation of Certain Information by Reference........ Incorporation by Reference

13.    Disclosure of Commission Position on Indemnification
          for Securities Act Liabilities........................ N/A


400608.6

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

PROSPECTUS (Subject to Completion)
Dated September 27, 1996

                                1,000,000 Shares
                                  Common Stock
                                ($.01 par value)


                                 OXiGENE, INC.

     The 1,000,000 shares of Common Stock ("Shares") of OXiGENE, Inc. ("Company") that are the subject of this Prospectus are being offered by the Company solely for sale to persons outside the United States in connection with a public offering of Swedish Depositary Shares ("SDSs") which is being made concurrently herewith through the underwriters named below, for whom D. Carnegie AB is acting as the Representative. When sold hereunder, the Shares will be placed in the custody of _______ ("Custodian") pursuant to a Custody Agreement, and SDSs may thereafter be traded outside the United States. At any time or from time to time following completion of this Offering, some of or all the Shares may, upon exchange of SDSs for such Shares in accordance with the terms of the Custody Agreement, be sold within and outside the United States. The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "OXGN." On September 23, 1996, the closing bid price of the Common Stock on that market was $23.00 per share. The Company expects that the Common Stock will be listed for trading on the Nasdaq National Market System and the SDSs will be listed for trading on the Stockholm Stock Exchange immediately following the closing of this Offering.

                        ------------------------------

     See "Risk Factors" Commencing on Page 9 For A Discussion of Certain Factors That Should Be Considered By Prospective Investors.



 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS. ANY REPRESENTATION
                        TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.
                        ------------------------------

=================================================================================================
                                             Underwriting Discounts
                         Price to            and                          Proceeds to the
                         Public              Commissions(1)               Company(2)
- -------------------------------------------------------------------------------------------------
Per Share (Per SDS)       $                    $                           $
- -------------------------------------------------------------------------------------------------
Total(3)                  $                    $                           $
=================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain civil liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting offering expenses estimated to be $250,000.00, payable by the Company.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 150,000 additional shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as the Shares offered hereby. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $_____________, $____________ and $_____________, respectively.
     See "Underwriting."

                        ------------------------------

     The Shares (and the related SDSs) are offered by the several Underwriters, as specified herein (and in the wrap-around prospectus relating to the SDSs to which this Prospectus is attached), subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Shares (and the related SDSs) will be ready for delivery in book-entry form on or about _____________________, 1996.

D. CARNEGIE AB
                                              NORDBERG CAPITAL INC.

400608.6

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the U.S. Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the United States Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, 14th Floor, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company, and the address is (http://www.sec.gov).

     The Company has filed with the SEC a registration statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), with respect to the Shares being offered pursuant to this Prospectus. This Prospectus is part of the Registration Statement and does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement or incorporated by reference therein, each such statement being qualified in all respects by such reference.


                           INCORPORATION BY REFERENCE

     This Prospectus incorporates by reference certain documents that are not presented herein or delivered herewith. These documents are available upon request from M. Andica Kunst, Esq., Vice President and Corporate Secretary, OXiGENE, Inc., 110 East 59th Street, New York, New York 10022, telephone (212) 421-0001, fax (212) 421-0475.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to which have been or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to the person indicated in the immediately preceding paragraph.

     The following documents, which have been filed with the SEC pursuant to the Exchange Act, are hereby incorporated by reference herein:

     (a) OXiGENE's Annual Report on Form 10-K, as amended, for the year ended December 31, 1995;

     (b) OXiGENE's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

                                      -2-
400608.6

     (c) OXiGENE's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; and

     (d)  The   description   of  the  Common  Stock   contained  in  OXiGENE's
          Registration Statement under the Exchange Act on Form 8-A, as declared effective August 25, 1993.

     All documents filed by OXiGENE pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. All information appearing in this Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein and should be read together with such information and documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            ------------------------------------------------------

     Information set forth on the cover page and under the captions "Use of Proceeds" and "Underwriting" are set forth in U.S. dollars, based on the exchange rate of $1.00 to Swedish Krone ("SEK") .1508 as published by the Wall Street Journal on Thursday, September 19, 1996.

             ------------------------------------------------------

     EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THIS REGISTRATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS OR OUTCOMES TO BE MATERIALLY DIFFERENT FROM THOSE ANTICIPATED AND DISCUSSED HEREIN. FURTHER, THE COMPANY OPERATES IN AN INDUSTRY SECTOR WHERE SECURITIES VALUES MAY BE VOLATILE AND MAY BE INFLUENCED BY REGULATORY AND OTHER FACTORS BEYOND THE COMPANY'S CONTROL. IMPORTANT FACTORS THAT THE COMPANY BELIEVES MIGHT CAUSE SUCH DIFFERENCES ARE DISCUSSED IN THE CAUTIONARY STATEMENTS ACCOMPANYING THE FORWARD-LOOKING STATEMENTS AND IN THE RISK FACTORS CONTAINED IN THIS PROSPECTUS AND IN THE RISK FACTORS DETAILED IN THE COMPANY'S OTHER FILINGS WITH THE SEC DURING THE PAST 12 MONTHS. IN ASSESSING FORWARD-LOOKING STATEMENTS CONTAINED HEREIN, READERS ARE URGED TO READ
CAREFULLY ALL RISK FACTORS AND CAUTIONARY STATEMENTS CONTAINED IN THIS PROSPECTUS AND IN THOSE OTHER FILINGS WITH THE SEC.

             ------------------------------------------------------


                                      -3-
400608.6

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                      -4-
400608.6

                                  THE COMPANY

     OXiGENE, Inc. ("OXiGENE" or the "Company") is engaged in the research and development of products designed to enhance the clinical efficacy of radiation and chemotherapy, the most common and traditional forms of non-surgical cancer treatment. The Company's proprietary technology involves the inhibition, measurement and stimulation of the cellular DNA repair process. When administered in accordance with their prescribed regimens, the Company's principal products, Sensamide(TM) and Neu-Sensamide(TM), make cancerous tumor cells more sensitive to radiation by inhibiting DNA repair activity, consequently increasing tumor damage from radiation therapy in those cells. Accordingly, the Company expects that patient response to radiation will be improved and result in increased tumor shrinkage, or reduced side effects, or both.

     Currently, approximately 180 patients have been recruited in a 226-patient Phase II/III clinical trial of Sensamide(TM) in combination with radiation therapy in patients with inoperable non-small cell lung cancer. An Investigational New Drug ("IND") application with respect to this trial was filed with the U.S. Food and Drug Administration ("FDA") in 1992. At the current patient recruitment rate, the Company expects to complete patient recruitment by the end of 1996, and have results of this study available in the third quarter of 1997. OXiGENE anticipates commencing a second Phase III clinical trial in patients with non-small cell lung cancer using Neu-Sensamide(TM), the Company's reduced side effect formulation of Sensamide(TM), in the fourth quarter of 1996. The combined results of the Sensamide(TM) and Neu-Sensamide(TM) studies will serve as the basis of the Company's New Drug Application ("NDA") for Neu-Sensamide(TM) as a radiation sensitizer for the treatment of patients with non-small cell lung cancer. In March 1996, the Company filed an additional protocol under its existing IND application with the FDA to commence a Phase I/II study of Neu-Sensamide(TM) in patients with glioblastomas, a highly malignant form of brain cancer. This study started in August 1996. The FDA has advised the Company that if the Company is able to demonstrate the clinical efficacy of Neu-Sensamide(TM) in conjunction with radiation therapy in two different forms of cancer under controlled study conditions, and in two or three additional forms of cancer under uncontrolled study conditions, OXiGENE will receive product approval for Neu-Sensamide(TM) as a radiation sensitizer for all cancer indications treated with radiation. The Company believes these uncontrolled studies can be accomplished relatively quickly following the completion of this Offering.

     Following a successful small-scale synthesis completed in December 1994, OXiGENE has been testing Oxi-104, a new chemical compound, in its laboratories for effects and toxicity. Although classified as an N-substituted benzamide, Oxi-104, unlike Sensamide(TM) and Neu-Sensamide(TM), is not based on the N-substituted benzamide known as metoclopramide. Oxi-104 has been designed with a molecular structure that, the Company believes, will reduce side effects while maintaining the sensitizing properties of other N-substituted benzamides. The Company currently anticipates commencing a Phase I clinical test of Oxi-104 after the filing of an IND with the FDA in the second quarter of 1997. Based on preliminary results, OXiGENE believes it can demonstrate that Oxi-104 alone can induce tumor growth-inhibiting and tumor-killing effects.

     The Company's goal is to develop products that enhance the efficacy of existing forms of cancer treatment, such as radiation and chemotherapy, and improve a patient's quality of life by inhibiting the DNA repair function of, and increasing DNA damage in, tumor cells that have been subjected to treatment. The Company intends to continue and expand its ongoing clinical trial program in Europe and commence research and clinical trials in the United States. The Company's policy has been to establish relationships with universities, research organizations and other institutions in the field of oncology. The

400608.6

Company intends to further strengthen these relationships, rather than expand its in-house research and clinical staff. Although the Company plans to market its products directly in certain European countries, it has had preliminary discussions with unaffiliated pharmaceutical companies regarding the formation of possible strategic alliances or joint ventures for the manufacturing and marketing of its products in the United States, the Far East and elsewhere. To date, the Company has not entered into any such alliances or ventures.

     The Company's proprietary technology is based on its knowledge of the processes by which certain enzymes repair damaged DNA sites, a function essential to a cell's survival. The cell's enzymes that normally repair DNA damage counter the cytotoxic (cell-killing) effects of radiation therapy and chemotherapy by repairing the tumor cell's DNA that has been damaged by either of those therapies. Specifically, the Company utilizes its knowledge of how the DNA repair enzyme Adenosine Diphosphate Ribosyl Transferase (ADPRT) functions to improve the efficacy of radiation and chemotherapy on cancerous cells only. Sensamide(TM) and Neu-Sensamide(TM), OXiGENE's principal products, are derived from metoclopramide, a compound used for more than 30 years for other clinical indications, which inhibits ADPRT-modulated DNA repair.

     The Company has also developed proprietary assays (tests) that measure levels of ADPRT in blood, thereby providing an indication of DNA repair activity that the Company believes correlates to immune function and status, and has identified a mixture of compounds that it believes may be capable of stimulating DNA repair. Based on preclinical studies to date, OXiGENE is now planning the clinical development of these product areas.

     There can be no assurance that the Company's technology will prove effective, that the Company will develop any commercially accepted product, that it will obtain necessary regulatory approvals, that it will be able to enter into strategic alliances or joint ventures or that the terms thereof will be favorable to the Company, or that the Company will be profitable.

     The Company was incorporated in New York in 1988, and subsequently was re-incorporated in Delaware in 1992. The Company established a Swedish subsidiary, OXiGENE (Europe) AB, in December 1994. The Company's principal executive office in the United States is located at 110 East 59th Street, New York, New York 10022 (telephone number 212-421-0001; fax number: 212-421-0475), and in Sweden at Arsenalsgatan 6, S-111 47 Stockholm, Sweden (telephone: 08-678 8720; fax number: 08-678 8605) and Scheelevagen 17, S-223 70 Lund, Sweden (telephone number: 046-16 88 60; fax number: 046-16 88 66). Any references in this Prospectus to "OXiGENE" or the "Company" shall mean OXiGENE, Inc. and its wholly-owned Swedish subsidiary OXiGENE (Europe) AB.


                                      -6-
400608.6

                               PROSPECTUS SUMMARY

                                  THE OFFERING


Securities offered................. 1,000,000 shares of Common Stock. See
                                    "Description of Securities."

Common Stock to be outstanding
after the Offering................. 8,647,418 shares (1)

Use of proceeds.................... To finance  clinical  trials and  research
                                    and  development   activities,   including
                                    acquisitions of related capital equipment,
                                    and  for   working   capital  and  general
                                    corporate purposes. See "Use of Proceeds."

Risk factors....................... Investment  in the  Shares  offered  hereby involves a high  degree of risk.  See "Risk
                                    Factors."

Nasdaq and SSE symbols (2):

  Common Stock..................... OXGN

(1) Excludes (i) 3,293,268 shares of Common Stock subject to outstanding options, warrants and stock appreciation rights, including shares of Common Stock issuable upon exercise of 1,193,241 outstanding Public Warrants (as defined under the caption "Market Data"); and (ii) 665,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan. See "Capitalization," "Management - Stock Incentive Plan," "Description of Securities - Public Warrants" and Notes to the Financial Statements.

(2) The Company will make application to The Nasdaq Stock Market ("Nasdaq") to have its shares of Common Stock included in the Nasdaq National Market System upon completion of this Offering. In addition, the Company has made an application to the Stockholm Stock Exchange ("SSE") to have its shares of Common Stock in the form of SDSs listed on the SSE upon completion of this Offering.



                                      -7-
400608.6

                   SUMMARY OF SELECTED FINANCIAL INFORMATION


                                 OXiGENE, Inc.
                         (A development stage company)

                                                       Years Ended December 31,                          Six Months Ended June 30,
                               ---------------------------------------------------------------------   ----------------------------
                                    1991          1992           1993           1994          1995            1995          1996
                                    ----          ----           ----           ----          ----            ----          ----
Statement of Operations Data:

Total revenues................ $    17,500  $          0   $     50,897   $    265,440  $    420,949   $      82,224  $    253,699

Total operating expenses......     519,372     1,628,667      2,070,909      3,105,199     4,138,784       1,919,045     3,665,424
                                   -------     ---------      ---------      ---------     ---------

Net Loss...................... $ (501,872)  $(1,628,667)   $(2,020,012)   $(2,839,759)  $(3,717,835)    $(1,836,821)  $(3,411,725)
                                  =======     =========      =========      =========     =========       =========     =========

Net loss per
  common share1............... $    (0.16)  $     (0.45)   $     (0.50)   $     (0.56)  $     (0.63)   $      (0.36)  $     (0.49)

                                                            December 31,                                           June 30,
                               ---------------------------------------------------------------------   ----------------------------
                                    1991          1992           1993           1994          1995            1995          1996
                                    ----          ----           ----           ----          ----            ----          ----
Balance Sheet Data:

Cash and cash equivalents..... $   416,149  $    164,648   $  7,516,941   $  1,193,999  $ 10,406,605   $     286,114  $  10,709,914
Securities available for sale.           0             0              0      3,291,128       502,020       2,498,820              0
Working capital...............     218,132        29,031      7,207,265      4,447,080    10,510,024       2,643,359     10,065,731
Deficit accumulated during
the development stage......... (1,193,601)   (2,822,268)    (4,842,280)    (7,682,039)    11,399,874     (9,518,859)   (14,811,599)
Total stockholders' equity....     218,732        29,031      7,240,866      4,479,982    10,557,174       2,708,037     10,117,169

- --------
1 See Note 1 of the Notes to the Financial Statements for information concerning the computation of net loss per common share.

                                      -8-
400608.6

                                  RISK FACTORS

     An investment in the Shares is speculative, involves a high degree of risk and should only be made by persons who can afford a loss of their entire investment. In addition to the other information included elsewhere or incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Shares. Except as otherwise expressly set forth, information in this Prospectus does not give effect to the exercise of all or any part of the Underwriters' over-allotment option.

     History of Losses and Anticipated Future Financial Results; Uncertainty of Future Profitability. The Company, as a development stage enterprise, has experienced net losses every year since its inception and, as of June 30, 1996, had a deficit accumulated during the development stage of approximately $14.8 million. The Company anticipates incurring substantial additional losses over at least the next several years due to, among other factors, the need to expend substantial amounts on research and development activities and the general and administrative expenses associated with those activities. The Company has not commercially introduced any product and its products are in varying stages of development and testing. The Company's ability to attain profitability will depend upon its ability to develop products that are effective and commercially viable, to obtain regulatory approval for the manufacture and sale of its products and to license or otherwise market its products successfully. There can be no assurance that the Company will ever achieve profitability or that profitability, if achieved, can be sustained on an ongoing basis.

     Early Stage of Product Development; Unproven Safety and Efficacy. OXiGENE's products are in an early stage of development. In order to achieve profitable operations on a continuing basis, the Company, alone or in collaboration with others, must successfully develop, manufacture, introduce and market its products. The time frame necessary to achieve market success for any individual product is long and uncertain. See "Business - Drug Development and Regulatory Processes." The products currently under development by the Company will require significant additional research and development and extensive preclinical and clinical testing prior to application for commercial use. There can be no assurance that clinical testing will show any of the Company's products to be safe or efficacious. Additionally, there can be no assurance that the Company will not encounter problems in clinical trials that will cause the Company to delay or suspend clinical trials. There can also be no assurance that the Company's research or product development efforts or those of its collaborative partners, if any, will be successfully completed, or that any compounds currently under development by the Company will be successfully transformed into drugs.

     Need for Additional Funds; Uncertainty of Future Funding. The Company's operations to date have consumed substantial amounts of cash. Negative cash flow from the Company's operations is expected to continue and even to accelerate in the foreseeable future. The Company's capital requirements will depend on numerous factors, including: the progress of the Company's research and development programs; progress with preclinical testing and clinical trials; the time and costs required to gain regulatory approvals; the resources the Company devotes to proprietary manufacturing methods and advanced technologies; the ability of the Company to obtain licensing arrangements; the cost of filing, prosecuting and, if necessary, enforcing patent claims; the cost of commercialization activities and arrangements; and the demand for its products if and when approved. The Company will have to raise substantial additional funds to complete development of any product or bring products to market. See "Use of Proceeds." Issuance of additional equity securities by the Company, for these or other purposes, could result in dilution to then existing stockholders, including persons purchasing the Shares. There can

                                      -9-
400608.6
be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available on acceptable terms, the Company may be required to delay, scale back or eliminate one or more of its drug development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would not otherwise relinquish, which may have a material adverse effect on the Company.

     Dependence on Others for Clinical Development and Manufacturing and Marketing. OXiGENE has depended, and in the future is likely to continue to depend, on others for assistance in many areas, including conducting clinical trials, the regulatory approval process, manufacturing and marketing. Funding requirements, competitive factors or prioritization of other opportunities may lead the Company to seek additional arrangements with third parties. While OXiGENE is likely to explore license and development opportunities for its technologies with other companies, there can be no assurance that the Company will be successful in establishing and maintaining any collaborative agreements or licensing arrangements; that any collaborative partner will not be pursuing alternative technologies or developing alternative compounds either on its own or in collaboration with others, targeted at the same diseases as those involved in its collaborative arrangements with the Company; that any such collaborative partners will devote resources to the Company's technologies or compounds on a basis favorable to the Company; that any such arrangements will be on terms favorable to OXiGENE; or that, if established, such future licensees will be successful in commercializing products.

     Clinical Trials; Government Regulation and Health Care Reform; Managed Care. The Company's research and development activities, preclinical and clinical trials, and the manufacturing and marketing of its products and processes are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Preclinical and clinical trials and manufacturing and marketing of OXiGENE's products and processes are and will continue to be subject to the rigorous testing and approval processes of the U.S. Food and Drug Administration ("FDA"), the Swedish Medical Products Agency and other corresponding foreign regulatory authorities. The regulatory process can take many years and require the expenditure of substantial resources. In addition, delays or rejections may be encountered during the period of product development and FDA regulatory review of each submitted application. Similar delays may also be encountered in foreign countries. There can be no assurance that, even after such time and expenditures, regulatory approval will be obtained for any products developed by OXiGENE or that a product, if approved in one country, will be approved in other countries. See "Business - Drug Development and Regulatory Processes." Moreover, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which that product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities, are subject to continual review and periodic inspections, and later discovery of previously unknown problems (such as previously undiscovered side effects) with a product, manufacturer or facility may result in restrictions on such product, manufacturer or facility, including a possible withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions, injunctions and criminal prosecution. Additionally, further government regulation may be established which could prevent or delay regulatory approval of the Company's products. Further, the U.S. Congress continues to debate various health care reform proposals which, if adopted, may have a material adverse effect on the Company. Moreover, cost control initiatives that stem from the ongoing increase in health care maintenance programs may affect the financial ability and willingness of patients and their health care providers to utilize certain therapies.


                                      -10-
400608.6

     Competition and Risk of Technological Obsolescence. The Company is engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and other research and academic institutions is intense and expected to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than the Company. Those companies and institutions also have substantially greater experience in developing products, in obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Accordingly, competitors may succeed in obtaining regulatory approval for their products more rapidly than the Company. The Company also competes with universities and other research institutions in the development of products, technologies and processes. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of those products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by the Company. See "Business-Competition." There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than those being developed by the Company or that would render the Company's technology and products less competitive or even obsolete. In addition, one or more of the Company's competitors may achieve product commercialization or patent protection earlier than the Company, which could materially adversely affect the Company.

     Dependence on Patents and Proprietary Technology. To date, OXiGENE's principal therapeutic products, Sensamide(TM) and Neu-Sensamide(TM), have been based on certain available compounds that are produced by others, and its newest compound, Oxi-104, is a synthetic compound discovered by the Company. The Company anticipates that products it develops hereafter may include or be based on the same or other compounds owned or produced by unaffiliated parties, as well as other synthetic compounds it may discover. Although the Company expects to seek patent protection for any compounds it discovers and/or for the specific use of any such compounds, there is no assurance that any or all of them will be subject to effective patent protection. Further, the development of regimens for the administration of pharmaceuticals, which generally involve specifications for the frequency, timing and amount of dosages, has been, and the Company believes may continue to be, important to the Company's efforts, although those processes, as such, may not be patentable.

     The  Company's  success  will  depend,  in part,  on its ability to obtain patents, protect its trade secrets and operate without infringing on the proprietary rights of others. The Company has filed applications for several U.S. and international patents on its principal technologies. The patent position of pharmaceutical and biotechnology firms like OXiGENE generally is highly uncertain and involves complex legal and factual questions, resulting in both an apparent inconsistency regarding the breadth of claims allowed in U.S. patents and general uncertainty as to their legal interpretation and enforceability. Accordingly, there can be no assurance that the Company's patent applications will result in patents being issued, that any issued patents will provide the Company with competitive protection or will not be challenged by others, or that the patents of others will not have an adverse effect on the ability of the Company to do business. Moreover, since some of the basic research relating to one or more of the Company's patent applications and/or patents was performed at various universities and/or funded by grants, particularly in Sweden, there can be no assurance that one or more universities and/or grantors will not assert that they have certain rights in such research, although the Company is not aware of any such assertions or any basis therefor. Furthermore, there can be no assurance that others will not independently develop similar products, will not duplicate any of the Company's products or, if patents are issued to the Company, will not design around such patents. In addition, the Company may be required to obtain licenses to patents or other proprietary rights of others. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms

                                      -11-
400608.6
acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, the Company could incur substantial costs in defending itself in suits brought against it or in connection with patents to which it holds a license or in bringing suit to protect the Company's own patents against infringement. Although the Company has confidentiality agreements with the institutions that perform its preclinical and clinical tests, the Company has no such agreements with the employees of such institutions, and there can be no assurance that these employees will abide by the terms of such agreements. See "Business - Patents and Trade Secrets."

     Product Liability Exposure; No Insurance Coverage. The use of the Company's technology in clinical trials and sales based on it may expose the Company to liability claims. These claims could be made directly by consumers or by pharmaceutical companies or others involved in the application of the Company's technology. The Company has no liability coverage for its ongoing clinical trials, and there can be no assurance that such coverage will be available at a reasonable cost and in amounts sufficient to protect the Company against claims or recalls that could have a material adverse effect on the financial condition and prospects of the Company. Further, adverse product and similar liability claims could negatively impact the Company's ability to obtain or maintain regulatory approvals for its technology.

     Price Volatility of the Shares. Securities of pharmaceutical research and development companies have experienced extreme price and volume fluctuations which have often been unrelated to operating performance. See "Market Data." Announcements of research developments by the Company or by its competitors may have a significant effect on the Company's business and on the market price of the Company's shares of Common Stock. The price and liquidity of the Shares (or the SDSs) may also be significantly affected by trading activity and market factors related to the SDS market or to the market for the Shares, as the case may be, which factors and the effects thereof may differ between those markets.

     Dependence on Certain Officers and Directors. The Company believes that its success is, and will likely continue to be, materially dependent upon its ability to retain the services of certain of its current officers and directors, particularly Dr. Bjorn Nordenvall, its Chief Executive Officer, Dr. Claus Moller, its Chief Medical Officer, and Dr. Ronald Pero, its Chief Scientific Officer. The loss of the services of any of these individuals could have a material adverse effect on the Company. Additionally, the Company believes that it may, at any time and from time to time, be materially dependent on the services of consultants and other unaffiliated third parties.


                                      -12-
400608.6

                                  MARKET DATA

     On August 26, 1993, the Company completed an initial public offering of 1,605,000 units, each unit consisting of one share of the Company's common stock, par value $.01 per share ("Common Stock"), and a warrant ("Public Warrant") to purchase one additional share of Common Stock. See "Description of Securities." The Common Stock and Public Warrants are listed for quotation under the symbols "OXGN" and "OXGNW," respectively, on the Nasdaq SmallCap System. An application will be made to list the Company's Common Stock and Public Warrants on the Nasdaq National Market System, to be effective upon completion of this Offering. The following table sets forth the high and low per share and per warrant bid prices for the Common Stock and Public Warrants, respectively, for each quarterly period within the Company's two most recent fiscal years and for the first three quarters, through September 23, 1996, of 1996.

                                Common Stock          Public Warrants
                                ------------          ---------------
Fiscal Year                     High      Low          High     Low
- -----------                     ----      ---          ----     ---
1994
First Quarter                  $7.50    $5.75         $3.38   $2.13
Second Quarter                 10.50     5.50          4.75    2.00
Third Quarter                  10.25     5.50          4.75    2.00
Fourth Quarter                  7.88     4.63          1.88     .88

1995
First Quarter                  $7.25    $4.63         $2.00   $1.00
Second Quarter                  7.38     5.13          2.13    1.44
Third Quarter                   7.75     6.38          2.63    1.75
Fourth Quarter                 11.75     5.75          3.63    1.75

1996
First Quarter                 $23.13    $9.25        $15.00   $2.88
Second Quarter                 32.13    17.50         23.50   10.25
Third Quarter (through         27.00    16.75         17.75    8.50
September 23, 1996)


     On September 23, 1996, the high and low per share and per warrant bid price for the Common Stock and Public Warrants was $24.75, and $23.00, and $14.25, and $13.00, respectively.

     As of August 30, 1996, there were 55 holders of record of the Company's Common Stock and 4 holders of record of the Company's Public Warrants. The Company believes, based on the number of proxy statements and related materials distributed in connection with its 1996 Annual Meeting of Stockholders, that there are more than 1,250 beneficial owners of its Common Stock.


                                      -13-
400608.6

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,000,000 Shares (and the related SDSs) offered hereby (at an assumed public offering price of $23.00 per Share, which was the closing bid price of the Company's Common Stock on September 23, 1996) are estimated to be $21.6 million (approximately $24.9 million if the Underwriters' over-allotment option for 150,000 shares of Common Stock is exercised in full), after deducting the underwriting discount and offering expenses payable by the Company.

     The Company intends to use the net proceeds as follows: (i) approximately $16.0 million (or $18.0 million if the Underwriters' over-allotment option is exercised in full) for funding activities related to the Company's products that are currently under development, including providing funds in connection with related ongoing research and development and capital expenditures, clinical trials and regulatory applications; (ii) approximately $2.6 million (or $3.9 million if the Underwriters' over-allotment option is exercised in full) for research, development, sales and marketing costs and related capital expenditures, including equipment, in connection with additional potential products and uses for the Company's technology; and (iii) the balance, approximately $3.0 million for working capital and general corporate purposes.

     The amounts and timing of actual expenditures will depend upon numerous factors, including primarily the timing of the Company's regulatory applications as well as the progress of its research and development programs and clinical trials. Additionally, it is the Company's policy regularly to review potential opportunities to acquire, or to enter into joint venture or licensing relationships with respect to, products and businesses compatible with its existing business. The Company may, therefore, use a portion of the net proceeds to make acquisitions or to fund joint research and development or other complementary ventures or strategic alliances, although the Company does not currently have any arrangements, agreements or understandings with respect thereto.

     The Company believes that the net proceeds of this Offering, together with cash flow from operations, if any, and interest earned on its cash and cash equivalent balances, will be sufficient to finance its cash requirements for at least a period of approximately 24 months from the date of this Prospectus. The Company will be required to finance its business through borrowing or by raising additional equity capital until such time as (i) it can commercially exploit its technology, either through licensing arrangements or the sale of products based on its technology, and (ii) revenues from those commercial activities become sufficient to cover its expenses. As the Company expects that the capital it has on hand and the net proceeds from this Offering will not be sufficient to carry it through all that time, the Company anticipates that it will need to obtain additional financing, the amount and timing of which is currently uncertain and the availability of which, on terms reasonably acceptable to the Company, if at all, cannot be assured.

     Pending the aforementioned uses, the net proceeds of this Offering will be invested in U.S. Government securities; short-term, investment grade securities; customary bank deposits maintained at first class banks in Sweden or the United States; or other short-term, interest bearing financial instruments that will not cause the Company to become an "investment company" within the meaning of the U.S. Investment Company Act of 1940.

                                      -14-
400608.6

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at June 30, 1996, and as adjusted at that date to reflect the sale by the Company of the Shares (and related SDSs) and the receipt of the estimated net proceeds therefrom, as set forth under the caption "Use of Proceeds."


                                                                                         June 30, 1996(1)
                                                                                         ----------------
                                                                                    (All amounts in thousands)

                                                                                    Actual         As Adjusted
                                                                                    ------         -----------
Stockholders' equity:
     Common Stock,  $.01 par  value,  15,000,000  shares  authorized,
        7,271,282 shares issued and  outstanding;  8,271,282 issued
        and outstanding, as adjusted(2)(3)..................................     $        72      $       82
     Additional paid-in capital.............................................          24,853          46,443
     Common Stock subscribed................................................              98              --
     Subscription receivable................................................            (98)              --
     Foreign currency translation adjustment................................               3               3
     Deficit accumulated during the development stage.......................        (14,811)        (14,811)
                                                                                    --------        --------
        Total stockholders' equity..........................................     $    10,117      $   31,717
                                                                                    ========        ========


(1) At June 30, 1996, the Company did not have any long-term or short-term debt.

(2) At the 1996 Annual Meeting of Stockholders, the Company's stockholders approved an amendment to the Company's Amended and Restated Certificate of Incorporation, increasing the number of authorized shares of Common Stock from 15 million to 60 million shares. No amendment to the Company's Amended and Restated Certificate of Incorporation has been filed to date.

(3) Excludes (i) 3,293,268 shares of Common Stock subject to outstanding options, warrants and stock appreciation rights, including shares of Common Stock issuable upon exercise of 1,193,241 outstanding Public Warrants (as defined under the caption "Market Data"); and (ii) 665,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan. See "Capitalization," "Management - Stock Incentive Plan," "Description of Securities - Public Warrants" and Notes to the Financial Statements.


                                DIVIDEND POLICY

     The Company has not paid any cash dividends since its inception and does not intend to pay any cash dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to finance the growth and development of its business.


                                      -15-
400608.6

                         SELECTED FINANCIAL INFORMATION

     The following selected financial information for each of the five years in the period ended December 31, 1995, have been derived from the company's financial statements, which statements have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included elsewhere herein. The following selected financial information for the six months ended June 30, 1995 and 1996, has been derived from unaudited financial statements which, in the opinion of management of the Company, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial data for such periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. All of the financial information set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus and also with the information appearing under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                         Summary Financial Information

                                 OXiGENE, Inc.
                         (A development stage company)


                                                       Years Ended December 31,                          Six Months Ended June 30,
                               ---------------------------------------------------------------------   ----------------------------
                                    1991          1992           1993           1994          1995            1995          1996
                                    ----          ----           ----           ----          ----            ----          ----
Statement of Operations Data:

Revenues:
  Research income............. $    17,500  $        -     $       -      $       -     $       -      $       -      $       -
  Interest income.............         -             -           50,897        265,440       420,949         82,224        253,699
                                  --------        -------       -------       --------       -------         ------        -------
    Total revenues............      17,500           -           50,897        265,440       420,949         82,224        253,699

Operating Expenses:
  Research and development....     284,032        910,937       879,195      1,764,462     2,843,593      1,273,221      2,356,395
  General and administrative..     235,340        717,730     1,191,714      1,340,737     1,295,191        645,824      1,309,029
                                   -------        -------     ---------      ---------     ---------        -------      ---------
    Total operating expenses..     519,372      1,628,667     2,070,909      3,105,199     4,138,784      1,919,045      3,665,424
                                   -------      ---------     ---------      ---------     ---------      ---------      ---------

Net Loss...................... $ (501,872)   $(1,628,667)  $(2,020,012)   $(2,839,759)  $(3,717,835)   $(1,836,821)   $(3,411,725)
                                  =======      =========     =========      =========     =========      =========      =========

Net loss per
  common share1............... $    (0.16)   $     (0.45)  $     (0.50)   $     (0.56)  $     (0.63)   $     (0.36)   $     (0.49)

Weighted average number
 of common shares
 outstanding
  (in thousands)(1)...........       3,177          3,613         4,026          5,037         5,876          5,058          6,971


- --------

1 See Note 1 of the Notes to the Financial Statements for information concerning the computation of net loss per common share.

                                      -16-
400608.6

                                                            December 31,                                           June 30,
                               ---------------------------------------------------------------------   ----------------------------
                                    1991          1992           1993           1994          1995            1995          1996
                                    ----          ----           ----           ----          ----            ----          ----
Balance Sheet Data:

Cash and cash equivalents..... $   416,149  $    164,648   $  7,516,941   $  1,193,999  $ 10,406,605   $     286,114  $  10,709,914

Cash and cash equivalents..... $   416,149  $    164,648   $  7,516,941   $  1,193,999  $  10,406,605  $     286,114  $  10,709,914
Securities available for sale.           0             0              0      3,291,128        502,020      2,498,820              0
Working capital...............     218,132        29,031      7,207,265      4,447,080     10,510,024      2,643,359     10,065,731
Total assets..................     417,272       192,344      7,550,836      4,770,951     11,227,251      2,946,848     10,938,767
Total liabilities.............     198,540       163,313        309,970        290,969        670,077        238,809        821,598
Deficit accumulated during
the development stage......... (1,193,601)   (2,822,268)    (4,842,280)    (7,682,039)   (11,399,874)    (9,518,859)   (14,811,599)
Total stockholders' equity....     218,732        29,031      7,240,866      4,479,982     10,557,174      2,708,037     10,117,169





                                      -17-
400608.6

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION


Overview

     OXiGENE is a development-stage pharmaceutical company engaged in the research and development of products designed to enhance the clinical efficacy of radiation and chemotherapy, the most common and traditional forms of non-surgical cancer treatment. OXiGENE has devoted substantially all of its efforts and resources to research and development conducted on its own behalf and through strategic collaborations with clinical institutions and other organizations, particularly the University of Lund in Lund, Sweden. Consequently, OXiGENE believes that its research and development expenditures have been somewhat lower than other comparable development-stage pharmaceutical companies. OXiGENE has generated a cumulative net loss of approximately $14.8 million for the period from its inception through June 30, 1996. OXiGENE expects to incur significant additional operating losses over the next several years, principally as a result of its continuing clinical trials and anticipated research and development expenditures. The major source of OXiGENE's working capital has been the proceeds of private and public equity financings. As of June 30, 1996, OXiGENE had no long-term debt or loans payable.

Results of Operations

Six Months Ended June 30, 1996 and 1995

     During the six month periods ended June 30, 1996 and 1995, the Company had no revenues, except approximately $0.3 million and $0.1 million of interest income, respectively. The Company's total operating expenses for those periods were approximately $3.7 million and $1.9 million, respectively. Research and development expenses for the six month period ended June 30, 1996 increased to approximately $2.4 million from approximately $1.3 million for the comparable 1995 period. The increase in reported research and development expenses was attributable to a charge for financial reporting purposes of approximately $1.0 million. This charge was recorded because the market value per share of Common Stock on June 30, 1996 ($25.50) exceeded the exercise price of stock appreciation rights previously granted by the Company to certain clinical investigators and consultants. Without giving effect to such charge, research and development expenses increased by approximately $0.1 million compared to the comparable 1995 period. Generally, the Company makes payments to its clinical investigators if and when certain predetermined milestones in its clinical trials are reached, rather than on a fixed quarterly or monthly basis. As a result of the foregoing and the existence of outstanding stock appreciation rights, research and development expenses have fluctuated, and are expected to continue to fluctuate, from quarter to quarter. General and administrative expenses for the six month period ended June 30, 1996 increased to approximately $1.3 million from approximately $0.6 million for the comparable 1995 period. The increase in general and administrative expenses is primarily attributable to (i) investment banking fees paid to D. Carnegie AB ("Carnegie") of Stockholm, Sweden and (ii) start-up expenses related to establishing OXiGENE's subsidiary in Sweden. In an effort to preserve cash and reduce cash flow requirements, the Company's policy has been to minimize the number of employees and to use outside consultants to the extent practicable. OXiGENE expects that its clinical trial expenses will increase significantly as it proceeds with and expands the Neu-Sensamide(TM) clinical trial program and it initiates research and clinical trials on new compounds, including Oxi-104.


                                      -18-
400608.6

Three Year Period Ended December 31, 1995

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1994. OXiGENE had no revenues, except for approximately $0.4 million and $0.3 million of interest income in the years ended December 31, 1995 and 1994, respectively. The increase in interest income is attributable to the investment of the net proceeds received by the Company from a private placement financing completed in July 1995. Total operating expenses for the year ended December 31, 1995 increased to approximately $4.1 million from approximately $3.1 million for the comparable 1994 period. Research and development expenses for the year ended December 31, 1995 increased to approximately $2.8 million from approximately $1.8 million for the comparable 1994 period, while general and administrative expenses remained virtually unchanged. The increase in operating expenses is primarily due to (i) the costs and expenses associated with an expansion of the clinical trial program, (ii) increases in research and development activities in connection with OXiGENE's new compounds, and (iii) the expenses related to OXiGENE's subsidiary in Sweden.

     Year Ended December 31, 1994 Compared to Year Ended December 31, 1993. OXiGENE had no revenues, except for interest income of approximately $0.3 million and $0.1 million in the years ended December 31, 1994 and 1993, respectively. Total operating expenses for the year ended December 31, 1994 increased to $3.1 million from $2.1 million for the comparable 1993 period, reflecting accelerated clinical activities. OXiGENE's research and development expenses for the year ended December 31, 1994, increased to approximately $1.8 million from approximately $0.9 million in the comparable 1993 period. The increase in research and development expenses was primarily due to the commencement of OXiGENE's Phase II/III clinical trials of Sensamide(TM) and additional research and development efforts. OXiGENE's general and administrative expenses for the year ended December 31, 1994, increased to approximately $1.3 million from $1.2 million in the comparable 1993 period.

Liquidity and Capital Resources

     OXiGENE has experienced net losses and negative cash flow from operations each year since its inception and, as of June 30, 1996, had a deficit during the development stage of approximately $14.8 million. The Company expects to incur substantial additional expenses, resulting in significant losses, over the next several years as it continues to increase its research and development activities and expands its clinical trial program. To date, the Company has financed its operations primarily through the net proceeds it has received from private and public equity financings.

     In July 1995, OXiGENE completed a $10.0 million private placement with net proceeds to the Company of approximately $9.5 million. Carnegie acted as placing agent for this transaction. The Company has used and anticipates that it will continue to use the proceeds from the private placement for current and expanded clinical trials and for research and development activities. OXiGENE had cash, cash equivalents and marketable securities of approximately $10.7 million and $10.9 million at June 30, 1996 and December 31, 1995, respectively. The relatively minor decrease in cash equivalents is due to the receipt by OXiGENE of approximately $1.7 million from the exercise of outstanding options and warrants during the six month period ended June 30, 1996, offset by net cash used in operating activities during the six months ended June 30, 1996, of $1.9 million.

     OXiGENE's policy is to contain its fixed expenditures by maintaining a relatively small number of employees and relying as much as possible on outside services for its clinical research and clinical trials. A quarterly retainer is being paid to the University of Lund, Lund, Sweden, for preclinical

                                      -19-
400608.6
research. For the years ended December 31, 1995, 1994 and 1993, the amount of such retainer was approximately $0.2 million, $0.4 million and $0.1 million, respectively. The significant increase in the amount paid to the University of Lund prior to 1995, is due to the fact that clinical trial expenses were billed to the Company through the University of Lund. Since 1995, such expenses have been paid by the Company directly. Accordingly, the amount paid to the University of Lund decreased correspondingly. For the six-month period ended June 30, 1996 such amount was approximately $0.1 million. In addition, in late 1991, OXiGENE engaged Cato Research, Ltd. ("Cato") in Durham, North Carolina, to, among other things, monitor OXiGENE's clinical trials. The amount billed to OXiGENE by Cato during the years ended December 31, 1995, 1994 and 1993 was approximately $0.7 million, $0.6 million and $0.5 million, respectively. The continuous increase in the amount billed by Cato reflects the expenses associated with the acceleration of OXiGENE's Phase II/III clinical trial for Sensamide(TM) and monitoring and supporting the development of Neu-Sensamide(TM). For the six month period ended June 30, 1996, the amount paid to Cato was approximately $0.4 million. Further, in June 1996, in collaboration with ILEX(TM) Oncology Inc. ("ILEX"), a contract research organization in Austin, Texas, a large-scale synthesis of Oxi-104 in accordance with FDA current U.S. Good Laboratory Practice standards ("cGLP") was established. To date, the Company has paid ILEX approximately $0.3 million. As the research and development and clinical trials with respect to Oxi-104 continue, the Company expects that the amounts payable to ILEX from time to time will increase significantly.

     OXiGENE anticipates that the net proceeds of this Offering, together with its existing cash and cash equivalents, will satisfy OXiGENE's projected cash requirements for at least the next 30 months. See "Use of Proceeds." However, working capital and capital requirements may vary materially from those now planned due to numerous factors including, but not limited to, the progress of OXiGENE's research and development programs, the results of preclinical testing and clinical trials, the timing and costs involved in obtaining regulatory approvals, the level of resources that will be devoted to the development of manufacturing, marketing and sales capabilities, technological advances, the approval of pending patent applications and the status of collaborative agreements with other companies, if any, to provide funding and services to OXiGENE to support or defray some of or all the costs associated with any of or all these activities. The Company anticipates that it will have to seek substantial additional private or public financing or enter into a collaborative arrangement with one or more third parties to complete the development of any product or bring products to market. There can be no assurance that additional financing will be available on acceptable terms, if at all.

     OXiGENE has no material commitments for capital expenditures as of June 30, 1996.

                                      -20-
400608.6

                                    BUSINESS


Introduction

     OXiGENE is engaged in the research and development of products designed to enhance the clinical efficacy of radiation and chemotherapy, the most common and traditional forms of non-surgical cancer treatment. The Company's proprietary technology involves the inhibition, measurement and stimulation of the cellular DNA repair process. When administered in accordance with their prescribed regimens, the Company's principal products, Sensamide(TM) and Neu-Sensamide(TM), make cancerous tumor cells more sensitive to radiation by inhibiting DNA repair activity, consequently increasing tumor damage from radiation therapy in those cells. Accordingly, the Company expects that patient response to radiation will be improved and result in increased tumor shrinkage, or reduced side effects, or both.

     Currently, approximately 180 patients have been recruited in a 226-patient Phase II/III clinical trial of Sensamide(TM) in combination with radiation therapy in patients with inoperable non-small cell lung cancer. An Investigative New Drug ("IND") application with respect to this trial was filed with the FDA in 1992. At the current patient recruitment rate, the Company expects to complete patient recruitment by the end of 1996, and have results of this study available in the third quarter of 1997. OXiGENE anticipates commencing a second Phase III clinical trial in patients with non-small cell lung cancer using Neu-Sensamide(TM), the Company's reduced side effect formulation of Sensamide(TM), in the fourth quarter of 1996. The combined results of the Sensamide(TM) and Neu-Sensamide(TM) studies will serve as the basis of the Company's New Drug Application ("NDA") for Neu-Sensamide(TM) as a radiation sensitizer for the treatment of patients with non-small cell lung cancer. In March 1996, the Company filed an additional protocol under its existing IND application with the FDA to commence a Phase I/II study of Neu-Sensamide(TM) in patients with glioblastomas, a highly malignant form of brain cancer. This study started in August 1996. The FDA has advised the Company that if the Company is able to demonstrate the clinical efficacy of Neu-Sensamide(TM) in conjunction with radiation therapy in two different forms of cancer under controlled study conditions, and in two or three additional forms of cancer under uncontrolled study conditions, OXiGENE will receive product approval for Neu-Sensamide(TM) as a radiation sensitizer for all cancer indications treated with radiation. Although the Company cannot predict the outcome, it believes the conduct of these uncontrolled studies can be accomplished relatively quickly following completion of this Offering because selection of the forms of cancer to be tested will be in the sole discretion of the Company, each study is expected to be conducted on not more than 50 patients and simultaneous control group studies will not be required, success being determined solely by comparing the studies' results with generally available historical data.

     Following a successful small-scale synthesis completed in December 1994, OXiGENE has been testing Oxi-104, a new chemical compound, in its laboratories for effects and toxicity. Although classified as an N-substituted benzamide, Oxi-104, unlike Sensamide(TM) and Neu-Sensamide(TM), is not based on the N-substituted benzamide known as metoclopramide. Oxi-104 has been designed with a molecular structure that, the Company believes, will reduce side effects while maintaining the sensitizing properties of other N-substituted benzamides. The Company currently anticipates commencing a Phase I clinical test of Oxi-104 after the filing of an IND with the FDA in the second quarter of 1997. Based on preliminary results, OXiGENE believes it can demonstrate that Oxi-104 alone can induce tumor growth-inhibiting and tumor-killing effects.


                                      -21-
400608.6

     The Company's goal is to develop products that enhance the efficacy of existing forms of cancer treatment, such as radiation and chemotherapy, and improve a patient's quality of life by inhibiting the DNA repair function of, and increasing DNA damage in, tumor cells that have been subjected to treatment. The Company intends to continue and expand its ongoing clinical trial program in Europe and commence research and clinical trials in the United States. The Company's policy has been to establish relationships with universities, research organizations and other institutions in the field of oncology. The Company intends to further strengthen these relationships, rather than expand its in-house research and clinical staff. Although the Company plans to market its products directly in certain European countries, it has had preliminary discussions with unaffiliated pharmaceutical companies regarding the formation of possible strategic alliances or joint ventures for the manufacturing and marketing of its products in the United States, the Far East and elsewhere. To date, the Company has not entered into any such alliances or ventures.

     The Company's proprietary technology is based on its knowledge of the processes by which certain enzymes repair damaged DNA sites, a function essential to a cell's survival. The cell's enzymes that normally repair DNA damage counter the cytotoxic (cell-killing) effects of radiation therapy and chemotherapy by repairing the tumor cell's DNA that has been damaged by either of those therapies. Specifically, the Company utilizes its knowledge of how the DNA repair enzyme Adenosine Diphosphate Ribosyl Transferase (ADPRT) functions to improve the efficacy of radiation and chemotherapy on cancerous cells only. Sensamide(TM) and Neu-Sensamide(TM), OXiGENE's principal products, are derived from metoclopramide, a compound used for more than 30 years for other clinical indications, which inhibits ADPRT-modulated DNA repair.

     The Company has also developed proprietary assays (tests) that measure levels of ADPRT in blood, thereby providing an indication of DNA repair activity that the Company believes correlates to immune function and status, and has identified a mixture of compounds that it believes may be capable of stimulating DNA repair. Based on preclinical studies to date, OXiGENE is now planning the clinical development of these product areas, although the timing and results thereof cannot be determined or assured at this time.

     There can be no assurance that the Company's technology will prove effective, that the Company will develop any commercially accepted product, that it will obtain necessary regulatory approvals, that it will be able to enter into strategic alliances or joint ventures or that the terms thereof will be favorable to the Company, or that the Company will be profitable.

Technology Overview

     OXiGENE's proprietary technology is based on the relationship between DNA repair and DNA damage as affected by both the operation of ADPRT (a DNA repair enzyme) and cell replication. Normal cells in the human body are constantly subjected to external assault from harmful environmental agents such as the sun's ultraviolet rays, toxic chemicals in the diet and carcinogens such as smoke that are absorbed into the body, as well as from internal assault from metabolic byproducts produced within the cell. These assaults cause damage, or genetic lesions, to the DNA molecules, which contain the genetic blueprint (instructions) for the cell. The cell's structural integrity is dependent on its ability to read and translate those blueprints. Repairing DNA damage is, therefore, essential to a cell's survival. Consequently, the body attempts to counter this constant assault through its genetic mechanisms that monitor genetic lesions to a cell's DNA molecules and repair them enzymatically.


                                      -22-
400608.6

     Repair enzymes move constantly along the DNA molecule seeking out genetic lesions and repairing them through a process called "excision repair." One of these enzymes is ADPRT. It identifies a genetic lesion, attaches to the damaged site and engages other enzymes to help in the repair process. The injured portion of the molecule is then removed by enzymatic digestion and additional enzymes repair the damage to the DNA molecule. As DNA is a double helix composed of diametrically opposed strands, the repair enzymes can use the unaffected strand of nucleotides (the class of nucleic acid compounds from which genes are constructed) as a template for determining the correct nucleotides to serve as replacement for the injured portion that has been removed. The process is completed by the repair enzymes, which produce the "complementary twin" and implant it in the previously removed damaged section.

                                   [GRAPHIC]

                                      -23-
400608.6

     The excision repair process is selective in that it concentrates on the most active regions of the DNA helix, those containing the genes that are most vital to the cell. Thus, when the rate of damage to a cell is more than the repair system can handle, the repair mechanism first repairs lesions in a cell that occur in frequently read genes, which are the genes that are most important to a cell's day-to-day survival. Damage occurring to inactive or structural portions of the DNA that are not immediately important to a cell's survival is repaired only as time permits, if at all. Therefore, OXiGENE believes that cells become malignant or age by the accumulation of genetic lesions that the DNA repair system has failed to correct properly or in a timely manner.


                                   [GRAPHIC]

     The process of DNA repair in the human body


     Throughout life, cells replicate by division. Cell division (replication) occurs very quickly and defects are unavoidable. Genetic defects constitute a serious threat to a cell's survival. A persistent genetic defect, or mutation, increases the risk of disease and death. Cancer is a disease in which a mutated tumor cell divides uninterruptedly and in an uncontrolled manner. Normal cells die because tumor cells exhaust nourishment, inhibiting a normal cell's ability to survive and eventually leading to organic malfunctions and death.

     Traditionally, cancer treatment has been based on the theory that stopping uncontrolled cell division can halt tumor growth. Both radiation and chemotherapy increase DNA damage in tumorous cells, causing toxicity and cell death. Tumorous cells are known to die by either of two mechanisms, necrosis (death with cell replication) and apoptosis (death without cell replication). OXiGENE's main product line of DNA repair inhibitors are based on N-substituted benzamides, which, the Company believes, cause tumor toxicity primarily by apoptosis. Apoptosis is initiated by cells as an alternative to necrosis, or mutation. The advantage of apoptotic death is that it allows normal living cells to absorb the various components that make up the apoptotic, dying cells without further enzymatic digestion of the cellular components as occurs with necrotic cell death. Accordingly, apoptosis causes cell death

                                      -24-
400608.6
without the many toxic side effects associated with necrosis and enzymatic digestion. This is an important basis for OXiGENE's product development since its goal is to create drugs to counteract cancer that are less hazardous to the individual than those used today.

     DNA Repair Inhibition. Cancer therapy typically involves either or both of surgery, to remove the primary tumor, and the application of cytotoxic (cell-killing) agents, such as radiation or chemotherapy, to destroy primary and secondary tumors that are too small or diverse to be removed surgically (called metastases). Nearly all available radiation and chemotherapies work by increasing DNA damage to tumor cells, thus blocking those cells' replication and inhibiting their growth by necrosis or apoptosis, or both, and eventually leading to their death. As tumorous cells replicate substantially more frequently than normal cells, the body's normal DNA repair mechanism tends to counteract the effects of radiation and chemotherapy treatment by promoting the replication, or "regrowth," of the very tumors that have been treated. This process can be prevented by inhibiting the body's normal repair mechanism. Certain chemical compounds are capable of serving as "sensitizers," which supplement the radiation or chemotherapy phase of cancer treatment by inhibiting DNA repair and increasing DNA damage, thereby increasing the efficiency of the cytotoxic agents. Drugs that exhibit sensitizing properties permit an oncologist to elect either to achieve greater results with a given dose of radiation therapy or chemotherapy, or to reduce the level of the cytotoxic agent needed to achieve the same result. Frequently, however, oncologists must cut short therapy because side effects associated with certain sensitizing agents become intolerable before effective tumor killing can occur. The Company believes that its principal products are sensitizers that are capable of inhibiting DNA repair and increasing DNA damage without intolerable side effects when used in conjunction with customary cancer treatments. See "DNA Repair Products and Clinical Trial Program."

     DNA Repair Measurement and Stimulation The ADPRT enzyme is an important enzyme in the DNA repair process because it recognizes DNA damage and alters certain proteins in the damaged site, enabling the other repair enzymes to gain access to that site and to complete the excision repair process. Therefore, if an individual's level of ADPRT is high, DNA damage is being removed efficiently, and if an individual's level of ADPRT is low, DNA repair is being inhibited and DNA damage will accumulate. Consequently, by measuring individual levels of ADPRT, the Company believes it is possible to determine how well the DNA repair process is functioning in preventing accumulated DNA damage. OXiGENE believes that knowledge of DNA repair activity may be useful for monitoring or screening individuals for susceptibility to cancer, immune deficiencies, chemotherapeutic drug resistance and the success or failure of chemopreventive treatment.

     OXiGENE believes that knowledge of the body's metabolic function and its related process known as "oxidative stress," in which a small number of metabolic "mistakes" occur and cause the formation of certain intermediates that damage DNA, and knowledge of the body's inflammatory response that causes a decline in DNA repair may lead to the development of drugs that can stimulate DNA repair. Drugs of that type, the Company believes, could reduce a person's susceptibility to cancer and certain diseases associated with the aging process by increasing net DNA repair capacity.

     Although the Company has conducted extensive preclinical cell and animal research into each of the areas of DNA repair measurement and DNA repair stimulation, and is currently planning the early stages of their clinical development, there can be no assurance that any drugs related to either of these areas can or will be developed by the Company. See "-- DNA Repair Product and Clinical Trial Program."


                                      -25-
400608.6

Product Development and Marketing Strategy

     The Company's goal is to develop products that enhance the efficacy of existing forms of cancer treatment, such as radiation and chemotherapy, and improve a patient's quality of life by selectively inhibiting the DNA repair function of, and increasing DNA damage in and death of, tumor cells. The Company intends to continue and expand its ongoing clinical trial program in Europe and commence research and clinical trials in the United States. The Company's policy has been to establish relationships with universities, research organizations and other institutions in the field of oncology. The Company intends to further strengthen these relationships, rather than expand its in-house research and clinical staff. Although the Company plans to market its products directly in certain European countries, it has had preliminary discussions with unaffiliated pharmaceutical companies regarding strategic alliances or joint ventures for the manufacturing and marketing of its products in the United States, the Far East and elsewhere. To date the Company has not entered into any such alliances or ventures.

     Currently, the Company has collaborative arrangements with the University of Lund in Lund, Sweden, the Strang Cancer Prevention Center in New York, New York, New York University in New York, New York, Gray Laboratories in
Middlesex, United Kingdom, Aarhus University in Aarhus, Denmark, CNRS in Strassbourg, France and Georgetown University in Washington, D.C. See "--Collaborative Arrangements."

     In  particular,  the Company  believes  that its  collaborations  with the
University of Lund enable it to conduct trials of its products in an environment offering a homogenous patient population at less cost and more rapidly than the Company could achieve in the United States. The University of Lund has historically provided, and continues to provide, the Company with access to clinical trial facilities, patients and research facilities. Additionally, the Company benefits indirectly from certain research grants received by the University of Lund.

OXiGENE's DNA Repair Products and Clinical Trial Program

DNA Repair Inhibiting Products

     OXiGENE has discovered that certain compounds in the family of N-substituted benzamides are capable of inhibiting ADPRT-modulated DNA repair and selectively reacting with radiation to cause additional DNA damage exclusively in the treated area. OXiGENE believes that this selectivity is due to tumor cells exhibiting increased DNA repair activity as compared to normal cells, rendering them more sensitive to DNA repair inhibition and death by apoptosis. The Company believes, on the basis of its research activities to date, that its principal products, Sensamide(TM) and Neu-Sensamide(TM), act as selective, targeted sensitizers of tumor tissue and sensitize radiation exclusively inside the treated area without producing significant toxic side effects outside the treated area.

     Oxi-104, the Company's newest compound, is not based on metoclopramide and, therefore, although it is a N-substituted benzamide it is unlike Sensamide(TM) or Neu-Sensamide(TM). The Company believes that Oxi-104 alone can induce tumor growth-inhibiting and tumor-killing effects. Oxi-104 has been designed with a molecular structure that, the Company believes, will reduce side effects while maintaining the sensitizing properties of other N-substituted benzamides. For the Company's two radiation sensitizer products, Sensamide(TM) and Neu-Sensamide(TM), both of which are based on N-substituted benzamide known as metoclopramide, the limiting doses are determined by their central nervous system (CNS) side effects. By comparison, Oxi-104 has not yet shown any CNS side effects.

                                      -26-
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




     The current emphasis of the Company's clinical program is on evaluating the safety and efficacy of Sensamide(TM) and Neu-Sensamide(TM) as sensitizing agents in combination with radiation therapy, with the goal of obtaining product labeling for Neu-Sensamide(TM) as a radiation sensitizer not limited to a specific form of cancer. In the middle of 1994, the Company commenced a study of Sensamide(TM) in patients with inoperable non small-cell lung cancer ("NSCLC"). In the fourth quarter of 1996, the Company intends to commence a Phase III study of Neu-Sensamide(TM) in patients with NSCLC. The combined results of the Sensamide(TM) and Neu-Sensamide(TM) studies will serve as the basis of the Company's NDA for Neu-Sensamide(TM) as a radiation sensitizer for NSCLC. In August 1996, the Company commenced a Phase I/II study of Neu-Sensamide(TM) in patients with glioblastomas, a highly malignant form of brain cancer. The FDA has advised the Company that if the Company is able to demonstrate the clinical efficacy of Neu-Sensamide(TM) in conjunction with radiation therapy in two different forms of cancer under controlled study conditions, and in two or three additional forms of cancer under uncontrolled study conditions, OXiGENE will receive product approval for Neu-Sensamide(TM) as a radiation sensitizer for all cancer indications treated with radiation.

     OXiGENE is collaborating with ILEX, a drug development company based in San Antonio, Texas, on the development of Oxi-104. ILEX will conduct pre-clinical development work through the filing of an IND on a contract basis. This work will include pharmacokinetics studies, toxicology studies in accordance with CGLP standards, process development, scale-up/manufacturing for anticipated clinical trial needs under FDA current good manufacturing practice ("cGMP") standards, analytical development, and compilation and submission of an IND. OXiGENE anticipates having a pre-IND meeting with the FDA regarding Oxi-104 in February 1997.

     The Company currently anticipates commencing a Phase I clinical trial of Oxi-104, after the filing of an IND with the FDA in the second quarter of 1997. Based on preliminary results, OXiGENE believes it can demonstrate that Oxi-104 alone can induce tumor growth-inhibiting and tumor-killing effects.

     A summary of the clinical studies related to the Company's products that are currently under development is set forth in the following table (which is supplemented further by the more detailed information contained in Appendix I hereto):

Summary of OXiGENE's Clinical Program

                                    Total                          Treatment
   Study                 Phase      patients     Randomization     Assignment              Status
- ------------------------------------------------------------------------------------------------------------
Sensamide(TM) in         I/II       23           None              All patients on     Published 1995
NSCLC                                                              Sensamide(TM)
                                                                   (i.v.)
- ------------------------------------------------------------------------------------------------------------
Sensamide(TM) in         II/III     226          Control           Sensamide(TM)       Ongoing; greater
NSCLC                                                              (i.v.) +            than 180 patients
                                                                   radiation - 113;    as of September
                                                                   Radiation only -    1996; final report
                                                                   113                 third quarter 1997


                                      -27-
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



                                    Total                          Treatment
   Study                 Phase      patients     Randomization     Assignment              Status
- ------------------------------------------------------------------------------------------------------------
Comparative study of     I          19           Placebo,          Placebo-12;         Final report
Sensamide(TM), Neu-                              double-blind      Sensamide(TM)       September 1995
Sensamide(TM) and                                cross-over        (i.v.) -15; Neu-
Placebo (healthy                                                   Sensamide(TM)
volunteers)                                                        (i.v.) - 13;
                                                                   Neu-
                                                                   Sensamide(TM)
                                                                   (i.m.) - 13
- ------------------------------------------------------------------------------------------------------------
Neu-Sensamide(TM) in     III        226          Control           Neu-                Estimated start 4th
NSCLC                                                              Sensamide(TM)       quarter 1996
                                                                   (i.m.) +
                                                                   radiation - 113;
                                                                   Radiation only -
                                                                   113
- ------------------------------------------------------------------------------------------------------------
Neu-Sensamide(TM) in     I/II       15           None              Neu-                Ongoing; 2
glioblastomas                                                      Sensamide(TM)       patients as of
                                                                   (i.m.) - 15         September 1996
- ------------------------------------------------------------------------------------------------------------
Oxi-104 in refractory    I          15           None              All patients on     Planning phase
cancer (solid tumors)                                              Oxi-104


Certain terms and abbreviations used in the foregoing table are explained in the Glossary on page 48.


DNA Repair Measuring Products

     ADPRT Assay Products. The Company believes that knowledge of DNA repair activity can be applied to monitor or screen individuals for susceptibility to cancer, immune deficiencies, chemotherapeutic drug resistance and the success or failure of chemo-preventive treatments. Studies have shown that DNA repair capacity varies from one individual to another. OXiGENE has quantified individual levels of ADPRT as a DNA repair estimate, and holds an exclusive license, which expires in 2011, to an issued Canadian patent and pending U.S., European and Japanese patent applications covering an ADPRT diagnostic test that measures ADPRT levels in white blood cells. The Company has determined that a simple serum-based test can give a reliable surrogate indication of the level of ADPRT in white blood cells, quickly and at low cost. OXiGENE believes that such a test, for which it filed a U.S. patent application in October 1994, may be commercially acceptable, although there can be no assurance in that regard.

     The New York University Department of Environmental Medicine and the Center of Aids Research have conducted an investigation using OXiGENE's assay for measuring ADPRT levels (i.e., the serum thiol-based surrogate test) on 133 patients who were intravenous narcotic drug users and were infected with the HIV virus that causes AIDS. This repair assay assesses DNA repair activity by measuring total serum thiol levels. Preliminary results indicate that this assay may be effective in monitoring the progression of HIV-related diseases. The Company believes that measuring a person's immune function through DNA repair activity may be a better indication of HIV-related disease progression and, consequently, survival than more commonly used indicators such as CD4 cell counts.

                                      -28-
400608.6

The Company intends to pursue the development of a more-cost-effective, easy-to-administer version of the assay for commercialization.


DNA Repair Stimulating Products

     Cancer, as well as the general deterioration of the body leading to aging disorders connected to immunity, is generally recognized in the medical field as a mutational disease arising from the build-up of genetic damage in unrepaired areas of DNA. By enhancing DNA repair in the inactive areas of the DNA structure, genetic damage build-up can be reduced with a corresponding reduction in cell mutation. OXiGENE research has to date concentrated on identifying compounds that can slow the natural production of DNA repair inhibitors produced by the body when inflammatory cells are activated as a first line defense against infections or cancer cells. By blocking this natural production of DNA repair inhibitors by inflammatory cells, the Company has, through its tests to date, demonstrated that a net increase in DNA repair capacity can be achieved.

     The Company has developed a screening program based on DNA repair measurements of in vivo-exposed spleen and cells. The Company has identified a new mixture of naturally-occurring compounds that it believes is capable of stimulating DNA repair, and which is currently under evaluation by the Company in cell and animal models to optimize enhancement of DNA repair. OXiGENE has filed an international (PCT) patent application for this mixture of DNA repair stimulators.

     The Company believes that DNA repair enhanced compounds may be used to supplement, or under certain circumstances replace, chemopreventive agents for cancer already in use, such as Tamoxifen(TM), as well as chemopreventive agents in various stages of development. Any DNA repair enhancer drugs developed by OXiGENE will be based on naturally occurring compounds, rather than synthetic analogs. Consequently, the Company believes that they would be less inherently toxic than newly-synthesized chemopreventive agents already in clinical trials. However, there can be no assurance that the Company will be able to develop any such drug, or if developed, that such drug could be successfully marketed.


Drug Development and Regulatory Processes

     Research initially involves optimization of leading chemical structures into leading compounds. Once a leading compound has been identified, the preclinical phase commences. In that phase, certain selected compounds are tested for therapeutic potential in a number of animal models, with the objective of characterizing the investigated compounds in relation to existing treatment and getting a first indication of the compounds' development potential. Successful preclinical work may lead to the filing of an IND with the relevant national regulatory authorities. The IND is a permission to administer the compound to humans in clinical trials. Several years of research and testing generally are necessary before an IND can be obtained and clinical development commence.

     The clinical development of new drugs is subject to approval by the health authorities in individual countries. The duration of the clinical phase requirements among countries vary considerably. For life threatening and severely debilitating conditions where no satisfactory treatment currently exists, however, it is possible to accelerate the development process in the United States through the "Accelerated Drug Approval Program." In other countries, the trial process for drugs targeted toward life threatening

                                      -29-
400608.6
diseases is shortened by lower requirements regarding the patient sample size required to be met in the trials.

     The time periods mentioned below are indications only and may vary. Upon successful completion of the development program, a New Drug Application ("NDA") may be submitted to the authorities, and upon approval the product may then be marketed. Even thereafter, however, a company will remain subject to regulatory review.

     Phase I. The purpose of Phase I studies is to evaluate the toxicity of the tested compound and to establish how the tested compound is tolerated and decomposed in the human body. Phase I clinical trials traditionally involve tolerance, absorption, metabolism and excretion studies in a small group of healthy individuals. Phase I may last up to one year.

     Phase II. Phase II marks the beginning of clinical trials on a limited number of patients and permits the determination of dose levels in relation to effect and tolerance. The trials also seek to establish the most effective route of administration. Trials are conducted on a small sample of carefully monitored patients. Phase II may last up to two years.

     Phase III. Phase III is extensive clinical trials in large samples of patients. The number of patients in a Phase III trial program depends to a great extent on the clinical indications that the drug addresses. Trials are often double-blinded and involve a detailed statistical evaluation of test results. The compound is tested against placebo and existing treatment, if such treatment is available. Production is upscaled, and further evaluation of the durability and stability of the compound takes place. Phase III may last several years and is the most time-consuming and expensive part of a clinical trial program.

     OXiGENE, like other pharmaceutical companies, will be subject to strict controls covering the manufacture, labeling, supply and marketing of any products it may develop and market. Further, OXiGENE is subject to controls over clinical trials of its potential pharmaceutical products. The most important regulation is the requirement to obtain and maintain regulatory approval of a product from the relevant regulatory authority to enable it to be marketed in a given country.

     The regulatory authorities in each country may impose their own requirements and may refuse to grant, or may require additional data before granting, an approval even though the relevant product has been approved by another authority. The United States and European Union ("EU") countries have very high standards of technical appraisal and, consequently, in most cases a lengthy approval process for pharmaceutical products. The time required to obtain such approval in particular countries varies, but generally takes from six months to several years from the date of application, depending upon the degree of control exercised by the regulatory authority, the duration of its review procedures and the nature of the product. The trend in recent years has been towards stricter regulation and higher standards, but accelerated approval processes exist in the United States and elsewhere for so-called breakthrough drugs for patients with life-threatening or serious diseases.

     In the United States, the primary regulatory authority is the FDA. In addition to regulating clinical procedures and processes, the FDA investigates and approves market applications for new pharmaceutical products and is responsible for regulating the labeling, marketing and monitoring of all such products, whether marketed or under investigation.


                                      -30-
400608.6

     In Europe, the European Committee for Proprietary Medicinal Products provides a mechanism for EU-member states to exchange information on all aspects of product licensing and assesses license applications submitted under two different procedures (the multistate and the high-tech concentration procedures). The EU has established a European agency for the evaluation of medical products, with both a centralized community procedure and a decentralized procedure, the latter being based on the principle of mutual recognition between the member states.

Research and Development and Collaborative Arrangements

     The Company's research and development programs are generally pursued in collaboration with academic and other institutions. Under current arrangements, the Company is not required to pay any royalties or licensing fees for technology and products developed with financial assistance from or at the facilities of such agencies and institutions, except for a 5% gross royalty payable in respect of an exclusive worldwide license of the patent covering the ADPRT Diagnostic Assay. There can be no assurance that royalties or fees, potentially material as to their amount, will not be required under any future arrangements.

     The Company incurred approximately $0.9 million, $1.8 million and $2.8 million in research and development expenses in the years ended December 31, 1993, 1994 and 1995, respectively. For the six month period ended June 30, 1996, such expenses were approximately $2.4 million. Substantially all of these amounts represent external research and development expenditures.

     Swedish Cancer Society. In 1992, the Swedish Cancer Society awarded Dr. Ronald Pero, in his capacity as a faculty member of the University of Lund, a three-year grant for a total of approximately $0.3 million to investigate benzamide and nicotinamide analogs relating to Sensamide(TM) as radiosensitizers. This grant was renewed in 1995 for a one year period totaling approximately $0.2 million. The Company was not the recipient of any of these funds. The study's principal objective was to determine what chemical features give benzamide/nicotinamide compounds multiple forms of radiosensitizing action.

     In 1992, Dr. Pero, in his capacity as a collaborating faculty member of the University of Lund, was awarded another Swedish Cancer Society research project, (principal investigator Professor Goran Berglund), for approximately $0.4 million over a three-year period, to direct the biological bank and biomarker program portion of the Malmo Diet Study. This project has had its funding renewed until October 1996, the anticipated date of completion of patient enrollment. The Company was not the recipient of any of these funds. The Malmo Diet Study, sponsored in part by the World Health Organization, involves a large ongoing control case study in which individuals between the ages of 46 years and 64 years, living in the city of Malmo, Sweden, have been invited to participate in a study designed to evaluate dietary factors as causative agents for cancer. The city of Malmo was selected as the site of this study because of the historically high incidence of cancer in its relatively homogeneous population.

     University of Lund/Strang Cancer Prevention Center Agreement. In 1987, the University of Lund entered into a research collaboration agreement with the Strang Cancer Prevention Center in New York City. The purpose of the collaboration is to develop biomarkers and to contribute to the basic knowledge of DNA repair in relation to human diseases. The program is conducted primarily in the Wallenberg Laboratory of the University of Lund. Dr. Pero was appointed to head this international collaborative effort and was awarded professorial privileges and laboratory space, which is currently being used by Dr. Pero and his research colleagues. Initially, Dr. Pero's salary was paid by the Strang Cancer Prevention

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



Center, but in 1990 that responsibility was assumed by the Company. The Wallenberg Laboratory specializes in providing high quality research space to selected research projects being developed within the academic community. Currently, the program focuses its research efforts on immunology and tumor biology, areas directly related to the Company's principal technology development. Most of the Company's preclinical and clinical research is carried out at the Wallenberg Laboratory, financed by research grants and contracts. The University of Lund has not claimed any proprietary interest in the products developed by the Company there.

     Preventive Medicine Institute. Pursuant to an agreement dated October 7, 1991 (the "PMI License Agreement"), between a predecessor of the Company and Preventive Medicine Institute, a New York not-for-profit corporation affiliated with the Strang Cancer Prevention Center in New York, New York, the Company received an exclusive, worldwide license to patent rights covering the ADPRT Diagnostic Assay, which license expires on October 7, 2011. The PMI License Agreement requires the Company to pay a royalty equal to 5% of the total amount of any revenues received by the Company in respect of the ADPRT Diagnostic Assay with a total maximum payment of $1 million. To date, the Company has made no royalty payments as this product has not been commercially developed.

     New York University Medical Center. In 1990, Dr. Pero was appointed as adjunct professor at NYU Medical Center, and was provided with certain laboratory space. During 1995, the Company continued to use the space to conduct research using its diagnostic tests as biomarkers of hazardous environmental exposures, cancer susceptibility and AIDS prognosis while continuing its development of a cost effective and simple surrogate version of the assay (test) for commercialization. In 1995, the Company granted to New York University $25,000 for a study entitled "Retrospective Trial of N-Cloroamine as a Prognostic Indicator of HIV Disease," which is related to the Company's diagnostic assay.

     Professor Myron K. Jacobson, The College of Pharmacy, University of Kentucky. Professor Jacobson is the Chairman of the Division of Medicinal Chemistry and Pharmaceuticals, College of Pharmacy, University of Kentucky, Lexington, Kentucky. In November 1994, the Company entered into a consulting agreement with Professor Jacobson, under which he will assist the Company's core research and development efforts in the DNA repair area and
ADP-ribosylation. Dr. Jacobson is paid a $5,000 per annum consulting fee and was granted options to acquire 5,000 shares of the Company's Common Stock at an exercise price of $5.50 per share. The options fully vest on December 31, 1996, provided Dr. Jacobson remains a consultant to the Company through that date, and terminate in 2004.

     Dr. Michael Horsman, The Danish Cancer Society, Aarhus, Denmark. Dr. Horsman entered into a consulting agreement with the Company in November 1994, under which he will assist the Company's research programs in determining certain relations between the Company's drugs and radiation. Dr. Horsman is paid a $5,000 per annum consulting fee.

     Dr. Claus Moller, IPC Nordic A/S, Copenhagen, Denmark. IPC Nordic A/S is a pharmaceutical consulting company based in Copenhagen, Denmark, which specializes in supporting European clinical trials and distribution of drugs in Scandinavia. Dr. Moller, the President of IPC Nordic, is a director of the Company, and serves as the Company's Chief Medical Officer. Dr. Moller is responsible for the coordination of the Company's European clinical trials as well as the everyday operation of the Company's Swedish subsidiary. In addition to 5000 director options, exercisable at $6.00, Dr. Moller received options to purchase 30,000 shares of the Company's Common Stock, at an exercise price of

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



$5.50 per share, in March 1994, all of which are fully vested. An additional 70,000 options were granted to Dr. Moller in June 1995 at an exercise price of $6.375. These options vest in three equal annual installments on July 1, 1996, 1997 and 1998, provided Dr. Moller is rendering services to the Company on those dates, and will terminate in 2005.

     Dr. David J. Chaplin, the Gray Laboratory, Middlesex, United Kingdom. Dr. Chaplin is Head of the Tumour Microcirculation Group at the Gray Laboratory Cancer Research Trust Mount Vernon Hospital. Under an agreement signed in May 1995 Dr. Chaplin retains his position at the Gray Laboratory but is also employed by OXiGENE as Vice President for Basic Research, Sensitizer Program and serves as the Secretary of the Company's Scientific Advisory Board. Dr. Chaplin is responsible for planning preclinical studies at the Gray Laboratory and, in conjunction with Dr. Pero, defining and coordinating radio- and chemosensitizing studies of the Company's proprietary compounds at other research centers. Dr. Chaplin is paid $30,000 per annum and was granted options to purchase 30,000 shares of Common Stock, at an exercise price of $5.375 per share, vesting in three installments, on June 1, 1995, 1996, and 1997.

     Dr. Sylviane Muller, Institut de Biologie Moleculaire et Cellulaire, Strasbourg, France. In November 1995 the Company signed a one year research agreement with Dr. Muller to perform a collaborative study on the "Preparation of Antibodies Reacting Selectively with the Oxidized Zinc Finger Region of Poly-ADPRT." The Company will pay Le Centre National De La Recherche Scientifique, the parent organization of the Institut de Biologie Moleculaire et Cellulaire, $35,000 for this study.

     Dr. Mark Smulson, Georgetown University, Washington D.C. The Company has entered a research agreement with Georgetown University, pursuant to which Dr. Smulson will conduct research to clarify the interference of N-substituted benzamides with the functioning of ADPRT and related enzymes. Georgetown University receives $72,000 for this study.

Patents and Trade Secrets

     Certain of OXiGENE's current therapeutic products are based on available compounds that are produced by others. The Company anticipates that any products it develops hereafter may include or be based on the same or other compounds owned or produced by unaffiliated parties, as well as synthetic compounds it may discover. Although the Company expects to seek patent protection for any compounds it discovers, there is no assurance that any or all of them will be subject to effective patent protection. Further, the development of regimens for the administration of pharmaceuticals, which generally involve specifications for the frequency, timing and amount of dosages, has been, and the Company believes will continue to be, important to the Company's efforts, although those processes, as such, may not be patentable.

Patent Protection

     It is the Company's policy to seek patent protection in the United States and elsewhere throughout the world. Primarily because of differences among patent laws in various jurisdictions, the scope of, and hence the protection afforded by, any patents OXiGENE may receive may vary from place to place even though they relate essentially to the same subject matter.

     The patent position of firms in the Company's industry generally involves highly complex legal and other issues, resulting in both an apparent inconsistency regarding the breadth of claims allowed in United States patents and general uncertainty as to their legal interpretation and enforceability.

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Accordingly,  there can be no assurance that patent  applications  owned by the
Company will result in patents being issued or that, if issued, the patents will afford competitive protection.

            Further, there can be no assurance that products or processes developed by the Company will not be covered by third party patents, in which case continued development and marketing of those products or processes could require a license under such patents. OXiGENE cannot assure that if a legal action were to be brought against the Company on the basis of any third party patents, such action would be resolved in the Company's favor. An unfavorable result against the Company could result in monetary damages and injunctive relief. Even a favorable result could cause expenditure of substantial monetary and other resources in connection with the Company's defense against any such action.

Granted Patents and Pending Applications. The following is a brief description of the Company's current patent position, both in the United States and abroad. As U.S. patent applications are maintained in secrecy until patents issue and because publication of discoveries in the scientific or patent literature often lags behind actual discoveries, OXiGENE cannot be certain that it was the first creator of inventions covered by its pending applications or that it was the first to file patent applications for those inventions.

     As of October 1, 1996, the Company is the assignee of four granted U.S. patents, four pending U.S. patent applications, and of granted patents and/or pending applications in other countries (and/or international applications designating other countries) corresponding to three of the granted U.S. patents and two of the pending U.S. applications. Two of the U.S patents issued in 1996, and three of the pending U.S. applications were filed in 1996, of which one is a provisional application and another is a U.S.-designating international application (also designating other countries) based on a U.S. provisional application filed in 1995.

     Specifically, the Company is the assignee of a U.S. patent, granted April 20, 1993, for glutathione-s-transferase Mu as a measure of drug resistance, covering a test for resistance to nitrosoureas (a class of chemotherapeutic agents). In addition, the Company is the assignee of a U.S. patent, granted August 23, 1994, for tumor or cancer cell-killing therapy (covering methods of using N-substituted benzamides including Sensamide(TM) and Neu-Sensamide(TM) as radio- and chemosensitizers), and of granted patents in Australia, Canada, Europe (designating 13 countries), Ireland, Israel, Mexico and South Africa and an allowed patent application in Russia (as well as pending applications in Denmark and Japan) corresponding thereto. The Company is also the assignee of two U.S. patents, both granted October 1, 1996, for methods of administering and pharmaceutical formulations containing N-substituted benzamides and/or acid addition salts thereof (covering, e.g., Neu-Sensamide(TM)) and for methods of administering phenothiazines and/or acid addition salts thereof, and of a granted South African patent and pending European and other foreign applications corresponding to these two new U.S. patents. The Company's four pending U.S. applications and international counterparts cover further methods of testing or treatment and compositions, including the Oxi-104 product.

     Moreover, the Company is the exclusive licensee of a U.S. patent, granted January 9, 1996, for a diagnostic test involving measurements related to the cellular process of DNA repair and drug resistance, and is the exclusive licensee of corresponding granted Canadian and European patents and a corresponding pending Japanese patent application. The owner of the licensed patents and application is Preventive Medicine Institute.

Trade Secrets and Technological Know-How. While the Company generally will pursue a policy of seeking patent protection to preserve its proprietary technology, it also has and will continue to rely on

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



trade secrets, unpatented proprietary information and continuing technological innovation to develop and maintain its competitive position. There can be no assurance, however, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to such or equivalent trade secrets, proprietary information or technology or that OXiGENE can meaningfully protect its rights to such secrets, proprietary information and technology.

     OXiGENE requires its employees and Scientific Advisory Board members to enter into confidentiality agreements with the Company. Those agreements provide that all confidential information developed or made known to the individual during the course of the relationship is to be kept confidential and not to be disclosed to third parties, except in specific circumstances. In the case of employees, the agreements also provide that all inventions conceived by such employees shall be the exclusive property of OXiGENE. There can be no assurance, however, that any such agreement will provide meaningful protection for the Company's trade secrets in the event of unauthorized use or disclosure of such information. Moreover, although the Company has confidentiality agreements with the institutions that perform its preclinical and clinical tests, the Company has no such agreements with the employees of such institutions, and there can be no assurance that these employees will abide by the terms of such agreements.

Competition

     The industry in which the Company is engaged is characterized by rapidly evolving technology and intense competition. The Company's competitors include, among others, major pharmaceutical and biotechnology companies, many of which have financial, technical and marketing resources significantly greater than those of the Company. In addition, many of the small companies that compete with the Company have also formed collaborative relationships with large, established companies to support research, development and commercialization of products that may be competitive with those of the Company. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint ventures.

     The Company is aware of a number of companies engaged in the research, development and testing of new cancer therapies or ways of increasing the effectiveness of existing therapies. Such companies include, among others, Bristol-Meyers Squibb Co., Burroughs Welcome, Eli Lilly and Ciba-Geigy Ltd., some of whose products have already received regulatory approval or are in later stages of clinical trials. The Company is also aware of companies engaged in the research, development and testing of diagnostic assays for cancer, including Introgen Therapeutics, Anti Cancer, Transgene and Medarex. There are other companies that have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products in the field of cancer therapy or other products the Company intends to develop. Some of those products may have an entirely different approach or means of accomplishing the same desired effects as the products being developed by the Company, such as gene transfer therapy, immunotherapy and photodynamic therapy. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective, safer or more affordable than those being developed by the Company.

     Radiation therapy has been increasingly accepted as a complement to chemotherapy in a multi-modality treatment of NSCLC. Further, a number of organizations have developed new chemotherapeutic regimens that are under study in late-stage clinical trials. To the best knowledge of the Company, however, none of the foregoing is, and none of the new forms of non-surgical cancer treatment currently

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



under development appears to be, directly competitive with Sensamide(TM) or Neu-Sensamide(TM) as a sensitizer that has entered Phase II/III study.

     As the Company's products complement and enhance radiation therapy and chemotherapy as applied to NSCLC, the Company believes that enhancements in those treatments, particularly if they lead to their successful application, could increase the market for the Company's products, although there can be no assurance in this regard. Moreover, if the Company's products also complement new cancer treating therapies, the use of these new therapies might also expand the Company's market.

     The Company expects that if any of its products gain regulatory approval for sale they will compete primarily on the basis of product efficacy, safety, patient convenience, reliability, price and patent position. The Company's competitive position also will depend on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products and implement joint ventures or other alliances with large pharmaceutical companies in order to jointly market and manufacture its products.

Employees

     The Company's policy has been, and continues to be, to maintain a relatively small number of executives and other employees and to rely as much as possible on consultants and independent contractors for its research and clinical trials. As of August 30, 1996, the Company had eleven full-time employees, of which seven were engaged in research and development and clinical trial evaluations. Most of the Company's preclinical and clinical tests are subcontracted and performed at the University of Lund, Sweden, and at other European centers, with the assistance of CATO Research, Ltd., Durham, North Carolina, an independent clinical research firm, IPC Nordic A/S, a Danish pharmaceutical consulting firm, Charterhouse Ltd. The Royal Masonic Hospital, a hospital in London, U.K. and ILEX Oncology Inc., a contract research organization in Austin, Texas.

Properties

     The Company subleases its executive offices in New York, New York, currently at an annual rent of approximately $41,000. The lease expires on December 31, 1996. The Company believes that it can readily find executive office space suitable to its needs and at a reasonable cost should it be required to do so. Recently, the Company opened an executive office in Stockholm, Sweden, in anticipation of the listing of the SDSs on the Stockholm Stock Exchange. The Stockholm office is subleased, at an annual rate of approximately $25,000, under an arrangement that expires on September 1998. The Stockholm office lease may be terminated at any time upon nine months written notice. The Company also leases space at the Ideon Research Park in Lund, Sweden. The lease expires on January 31, 1998, and the annual rent is approximately $19,500. The Company does not own or lease any laboratories or other research and development facilities.

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



                                   MANAGEMENT


Executive Officers and Directors

The executive officers and directors of the Company are as follows:


Name                             Age   Position
- ----                             ---   --------

Bjorn Nordenvall, M.D., Ph.D..... 44   Chief Executive Officer, President and
                                       Chairman of the Board of Directors


Claus Moller, M.D., Ph.D......... 34   Chief Medical Officer and a Director


Ronald W. Pero, Ph.D............. 55   Chief Scientific Officer and a Director


Marvin H. Caruthers.............. 56   Director


Michael Ionata................... 45   Director

Bo Haglund....................... 43   Chief Financial Officer

M. Andica Kunst.................. 35   Vice President and Corporate Secretary


Bjorn Nordenvall, M.D., Ph.D., 44, was appointed as a director in March 1995, and became the Company's President and Chief Executive Officer in June 1995. Dr. Nordenvall serves on the Company's Audit Committee. Dr. Nordenvall is a specialist in general surgery and, from 1987 to September 1996, was President of Sophiahemmet AB, a Stockholm-based hospital. During 1983 and 1984, Dr. Nordenvall was President of Carnegie Medicine AB, Stockholm, Sweden, a biotechnology company, and from 1977 through 1985, he practiced surgery at Danderyd Hospital, Stockholm. From 1984 through 1986, Dr. Nordenvall served as a consultant to D. Carnegie AB, a Swedish investment banking company, and, since 1984, he has been a consultant to Skandia Insurance Company.

Claus Moller, M.D., Ph.D., 34, was appointed as a director in March 1995. Since April 1, 1994, Dr. Moller has served as a consultant to the Company, responsible for coordinating its European clinical trials. Dr. Moller is the President and a principal shareholder of IPC Nordic A/S, a Danish consulting firm. See "- Certain Relationships and Related Transactions." From 1989 to 1994, Dr. Moller was Medical Director for Synthelabo Scandinavia A/S and from 1983 to 1992, he was involved in cell biology and biomedical research at the University of Copenhagen, Denmark.

Ronald W. Pero, Ph.D., 55, is a co-founder of OXiGENE, and has been a director and the Company's Chief Scientific Officer since its inception. From November 1993 to June 1995, Dr. Pero also served as President of the Company. Dr. Pero specializes in the field of DNA repair and its relation to cancer treatment, and directs and coordinates the Company's research and development efforts. Dr. Pero has been a fellow of the National Institute of Environmental Health Sciences in Research Triangle Park, North Carolina, a director of the Division of Biochemical Epidemiology at the Strang Cancer Prevention Center in New York City, and currently holds faculty positions at both New York University Medical Center and the University of Lund in Lund, Sweden, where he is a Professor of Molecular Ecogenetics. Dr. Pero is also a member of the American Association of Science, New York Academy of Sciences,

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



International Preventive Oncology Society, European Society for Therapeutic Radiation Oncology and The American Association of Cancer Research, as well as serving as Scientific Director of the Board of Trustees of the Swedish American Research Foundation. Dr. Pero has published more than 175 manuscripts related to his research.

Marvin H. Caruthers, Ph.D., 56, was elected as a director at the Company's 1996 Annual Meeting of Stockholders, and serves on the Company's Compensation Committee. Dr. Caruthers is a Professor of Chemistry and Biochemistry at the University of Colorado, Boulder, Colorado, whose research in nucleic acid chemistry resulted in new methods for the chemical synthesis of DNA. Dr. Caruthers is a scientific co-founder of, and serves as a consultant to, Amgen Incorporated, a biotechnology company engaged in the development of products derived from gene synthesis capabilities, and is a scientific co-founder of Applied Biosystems Incorporated, a biotechnology company engaged in the development of DNA synthesizers and protein sequencers and a division of Perkin/Elmer Inc. Dr. Caruthers also serves on the board of directors of BioStar, Inc., a biotechnology company, and Skandigen AB, a Swedish biotechnology company ("Skandigen"). Dr. Caruthers, who is a member of the United States National Academy of Sciences and the American Academy of Arts and Sciences, has published more than 140 manuscripts related to his research.

Michael Ionata, 45, was appointed as a director in October 1995, and serves as Chairman of the Company's Compensation Committee. Mr. Ionata is Director of Corporate Finance of Nordberg Capital Inc., an investment banking firm based in New York, the directors, officers and key employees of which own, collectively, 72,800 shares of OXiGENE Common Stock. From May 1983 to May 1991, Mr. Ionata worked in corporate finance and venture capital management at Den Norske Bank in New York. Prior to joining Den Norske Bank, Mr. Ionata worked for Coopers & Lybrand LLP specializing in valuations, cost-benefit analysis and restructurings. Mr. Ionata is currently a director of C.E.L. Industries Poland, a restaurant company, and was a director of Skandigen.

Bo Haglund, 43, was appointed Chief Financial Officer in August 1996. From January 1992 to August 1996, Mr. Haglund was employed by Carnegie in various capacities, most recently heading its London operations, focusing on the marketing of Scandinavian and emerging market stock to U.K. investors. Prior to joining Carnegie, from November 1990 to January 1992, Mr. Haglund was executive vice president and chief financial officer of Swedish Exploration Consortium AB, a Swedish publicly-traded company engaged in oil and gas exploration. From January 1988 to October 1990, Mr. Haglund was vice president finance of Cool Carriers AB and from April 1982 to December 1987, he was chief financial officer of Gulf Agency Group.

M. Andica Kunst, 35, was appointed Vice President and Corporate Secretary in July 1996. Ms. Kunst is responsible for the Company's legal and administrative affairs. Prior to joining the Company, Ms. Kunst was an attorney with the New York City law firm of Battle Fowler LLP, the Company's outside general counsel in the United States. Ms. Kunst holds a LL.M. in Corporate Law from New York University School of Law, a Masters in International Affairs from The George Washington University and degrees in Dutch and International Law from the University of Amsterdam, Amsterdam, The Netherlands.

Board of Directors Committees and Meetings

     The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. Currently, the Company has no Executive Committee.

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



     The Audit Committee reviews, with the Company's independent auditors, the scope and timing of their audit services and any other services they are asked to perform, the auditor's report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors regarding the appointment of independent auditors for the ensuing year. The Audit Committee currently consists of Messrs. Nordenvall (Chairman) and Ionata.

     The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the salaries, benefits and bonuses of the Company's officers. In addition, the Compensation Committee reviews and advises on general policy matters relating to employee compensation and benefit matters, and administers the OXiGENE 1996 Stock Incentive Plan. The Compensation Committee currently consists of Messrs. Ionata (Chairman) and Caruthers, the Company's two non-employee directors.

Advisors to Board of Directors

     Following the Company's 1996 Annual Meeting of Stockholders, Professor Hans Wigzell and Dr. Peter Sjostrand were appointed as advisors to the Board of Directors. In that capacity they attend meetings of, although they do not vote on any matters submitted to, the Board of Directors for approval, and regularly provide expertise and advice to the Company in several areas.

     Peter Sjostrand, M.D., serves on the board of directors of Pharmavision 2000 AG, a publicly-traded Swiss investment company focusing on the health care industry, and is the chairman of the board of directors of Trygg-Hansa, a publicly-traded Swedish insurance company. From 1975 through 1993, Dr. Sjostrand was employed by Astra AB, a publicly-traded Swedish pharmaceutical company, most recently as its executive vice president and chief financial officer. In addition to a medical degree from The Karolinska Institute, Dr. Sjostrand holds a Bachelor degree in Economics from the Stockholm School of Business.

     Hans Wigzell, M.D., Ph.D., is Professor and Chairman of the Department of Immunology at the Karolinska Institute, Stockholm, Sweden, one of the leading medical research institutes in Europe. He is a member of the Nobel Committee for the prize in medicine, of which he recently served as chairman. Professor Wigzell currently is a member of the editorial board of several international medical journals and has published more than 400 articles in the areas of tumor biology, immunology, cell biology and infectious diseases. Professor Wigzell is also the Chairman of the Company's Scientific Advisory Board.

Scientific Advisory Board

     In August 1992, the Company established a Scientific Advisory Board, which currently consists of nine members. The Scientific Advisory Board discusses on a regular basis, and meets annually to evaluate the Company's research and development projects. Members of the Scientific Advisory Board receive $500 per meeting actually attended and are reimbursed for reasonable out-of-pocket expenses. In addition, each member of the Scientific Advisory Board, with the exception of Dr. Berglund, Professor Wigzell, Dr. Horsman and Dr. Chaplin, each of whom joined the

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



Scientific Advisory Board after its formation, has received warrants to purchase 5,000 shares of Common Stock, at an exercise price of $1.95 per share, expiring in May 1998, and options to purchase 2,500 shares of Common Stock, at an exercise price of $7.25 per share, expiring in December, 2003. Prior to establishment of the Scientific Advisory Board, certain of its members advised the Company on certain projects. Certain members of the Scientific Advisory Board also have other relationships with the Company, as described below.

     Dr. Berglund, who joined the Scientific Advisory Board in December 1993, received options to purchase a total of 5,000 shares of Common Stock, exercisable at $7.25 per share, expiring in December 2003. Professor Wigzell, who joined the Scientific Advisory Board on August 10, 1994, received stock appreciation rights with respect to 30,000 shares of Common Stock, at a reference price of $7.63 per share, expiring in August 2004. These stock appreciation rights vest in three equal annual installments on each of August 1995, 1996, and 1997. In addition, Professor Wigzell receives cash compensation of $10,000 per annum. Dr. Horsman, who joined the Scientific Advisory Board in November 1994, received options to purchase 5,000 shares of Common Stock, exercisable at $5.50 per share. Dr. Chaplin, who joined the Scientific Advisory Board in May 1995, received options to purchase 30,000 shares of Common Stock, at an exercise price of $5.375 per share, expiring in May 2005. These options vest in three equal annual installments on each of May 30, 1996, 1997, and 1998. In addition, Dr. Chaplin receives cash compensation of $30,000 per annum.

     The members of the Company's Scientific Advisory Board are:

     Hans Wigzell, M.D., Ph.D., is Chairman of the Scientific Advisory Board. His biography is listed above under the subcaption "- Advisors to Board of Directors."

     David J. Chaplin, Ph.D., is Head of the United Kingdom Cancer Research Campaigns Tumour Microcirculation Group based at the Gray Laboratory, the Mount Vernon Hospital, Middlesex, United Kingdom and an internal consultant to the Company (see "Business-Research and Development and Collaborative Arrangements"). The Gray Laboratory is one of the leading radiation biology research laboratories in the world. Dr. Chaplin has published more than 100 papers in the area of chemical radiosensitizers and tumor biology.

     Goran Berglund, M.D., Ph.D., is Professor of Medicine, Malmo General Hospital, Vice Dean, Faculty of Medicine, Lund University, Sweden. Dr. Berglund has published numerous articles, most recently on the biological bank and biomarker program aspects of the Malmo Diet Study.

     Michael Horsman, Ph.D., is Senior Scientist in the Danish Cancer Societies' Department of Clinical Oncology in Aarhus, Denmark. Dr. Horsman has published more than 100 papers on the chemical modification of radiation and heat damage in tumors.

     Myron Jacobson, Ph.D., is Professor and Chairman of the Division of Medicinal Chemistry and Pharmaceuticals and a member of the Lucille Parker Markey Cancer Center of the University of Kentucky. Dr. Jacobson has published more than 100 papers in the area of biological responses to DNA damage. Dr. Jacobson acts also as a consultant to the Company regarding certain technical and clinical aspects of the Company's research and development program (see "Business--Research and Development and Collaborative Arrangements").

     Dick Killander, M.D., Ph.D., , is Professor and Chairman of the Department of Oncology, University of Lund Hospital, Lund, Sweden. Dr. Killander serves on the board of the Swedish Cancer Foundation, and has published more than 100 articles in the areas of quantitative cytochemistry and

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



clinical oncology. Dr. Killander is the principal clinical investigator for the
Company's    clinical    trial   that   is   currently    in   progress    (see
"Business--Introduction").

     Daniel G. Miller, M.D., is President of the Strang Cancer Prevention Center, New York, New York, and has held several posts at Memorial Sloan-Kettering Cancer Center and The New York Hospital-Cornell Medical Center in New York, New York. Dr. Miller has been a cancer consultant to the World Health Organization in Thailand and the Radiation Effects Research Foundation in Hiroshima, Japan. He is the founder, and served as the first President, of the American Society of Preventive Oncology.

     Michael P. Osborne, M.D., is Director of Strang-Cornell Breast Center and is an Attending Surgeon in the Department of Surgery at The New York
Hospital-Cornell Medical Center, both in New York, New York. Dr. Osborne has published more than 100 articles on breast cancer.

     Mark E. Smulson, Ph.D., is Professor of Biochemistry and Molecular Biology, Georgetown University Medical Center, Washington, D.C., and heads that University's Lombardi Cancer Center's Program of ADP-Ribosylation and DNA Repair. Dr. Smulson has published approximately 100 papers and chapters on the molecular biology aspects of the ADPRT gene.


Executive Compensation

During the fiscal year-ended December 31, 1995, the aggregate renumeration paid to all officers and directors of the Company as a group (then six persons) was approximately $707,000.

Option Holdings as of August 30, 1996

     The following table sets forth, as of August 30, 1996, the number of exercisable and unexercisable options held by each of the Company's executive officers.


           Number of Unexercised Options/Warrants at August 30, 1996


Name                       Exercisable               Unexercisable

Bjorn Nordenvall             165,000                    165,000

Claus Moller                  58,333                     46,667

Ronald W. Pero               260,000                       0

Bo Haglund                      0                        30,000

M. Andica Kunst                 0                        30,000



Certain Relationships and Related Transactions

            IPC Nordic Consulting Agreement. In August 1995, the Company entered into a consulting agreement with IPC Nordic A/S, a company organized under the laws of Denmark ("IPC") of which Dr. Claus Moller, a director and the Chief Medical Officer of the Company, is the president and a principal

                                      -41-
400608.6
shareholder. Pursuant to the agreement, IPC and Dr. Moller provide services with respect to the Company's clinical trials and a possible future compassionate use program in consideration of a monthly consulting fee of Dkr.70,245 (approximately $11,970 based on an exchange rate of U.S.$0.1704 to one Danish Krone).

     Omentum Consulting Agreement. In October 1995, the Company entered into a consulting agreement with B. Omentum Consulting AB, a company organized under the laws of Sweden ("Omentum") of which Dr. Bjorn Nordenvall, a director and the President and Chief Executive Officer of the Company, is the sole shareholder. Pursuant to the agreement, the Company pays Omentum an annual consulting fee of $50,000.

1996 Stock Incentive Plan

     General. Certain directors, officers and employees of the Company and its subsidiary and consultants and advisors thereto may be granted options to purchase shares of Common Stock of the Company or stock appreciation rights ("SARs") under the 1996 Plan. The number of consultants, advisors, employees and other service providers eligible to receive awards under the 1996 Plan is not presently determinable.

     A maximum of 1,000,000 shares of Common Stock may be made the subject of options and SARs granted under the 1996 Plan. No employee may be granted options or free-standing SARs with respect to more than 500,000 shares of Common Stock. That number of shares may be adjusted in the event of certain changes in the capitalization of the Company.

     The 1996 Plan will be administered by a committee of at least two directors (the "Committee"), each of whom will be "disinterested" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an "outside director" within the meaning of
Section 162(m) of the Code. The Committee will have authority, subject to the terms of the 1996 Plan, to determine when and to whom to make grants under the plan, the number of shares to be covered by the grants, the types and terms of options and SARs granted, the exercise price of the shares of Common Stock covered by options and SARs and to prescribe, amend and rescind rules and regulations relating to the 1996 Plan. Options granted to non-employee directors are governed by the formula discussed below. Options granted under the 1996 Plan may not be transferred to another person except by will or the laws of descent and distribution.

     Director Options. Directors who are not employees of the Company ("Nonemployee Directors") will be granted an option to purchase 55,000 shares of Common Stock on the first business day following the annual meeting of stockholders of the Company beginning with the 1996 Annual Meeting. Thereafter, on the first business day following each successive annual meeting, so long as shares remain available under the 1996 Plan, each Nonemployee Director who is first elected as a director at such meeting shall be granted options in respect of 55,000 shares. Each Nonemployee Director will receive options with respect to no more than 55,000 shares of Common Stock. The per share exercise price will be equal to the fair market value of a share of Common Stock on the date the option is granted. Options granted to Nonemployee Directors will be exercisable in five equal annual installments of 11,000 shares on each anniversary of the date of grant. Options granted to Nonemployee Directors will expire 10 years from the option grant date.



                                      -42-
400608.6

     Employee Options. Under the terms of the 1996 Plan, "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code, "nonqualified stock options" ("NQSOs") and SARs may be granted by the Committee to employees of the Company and any of its affiliates and to consultants and service providers to the Company or any present or future Affiliate Companies (as defined in the 1996 Plan) (each a "Participant"), except that ISOs may be granted only to employees of the Company and any of its subsidiaries. The per share purchase price (the "Option Price") under each Option granted to a Participant shall established by the Committee on the time the Option is granted. However, the per share Option Price of an ISO granted to a Participant shall not be less than 100% of the Fair Market Value of a share on the date the ISO is granted (110% in the case of an ISO granted to a Ten-Percent Stockholder). Participant Options will be exercised at such times and in such installments as determined by the Committee. The Committee may accelerate the exercisability of any Participant Option at any time. Each Option granted pursuant to the 1996 Plan shall be for such term as determined by the Committee, provided, however, that no Employee Option shall be exercisable after the expiration of ten years from its grant date (five years in the case of an ISO granted to a Ten-Percent Stockholder).

     General Requirements. Options granted pursuant to the 1996 Plan generally may not be exercised more than three months after the option holder ceases to provide services to the Company or an affiliate, except that in the event of the death or permanent and total disability of the option holder, the option may be exercised by the holder (or the holder's estate, as the case may be), for a period of up to one year after the date of death or permanent and total disability. The agreements evidencing the grant of an option (other than an option to a Nonemployee Director) may, in the sole and absolute discretion of the Committee, set forth additional or different terms and conditions applicable to such option upon a termination or change in status of the employment or service of the optionee. Options terminate immediately if the option holder's service was terminated for cause.

     The shares purchased upon the exercise of an option are to be paid for in cash (including cash that may be received from the Company at the time of exercise as additional compensation) or through the delivery of other shares of Common Stock with a value equal to the total Option Price or in a combination of cash and such shares. In addition, the option holder may have the Option Price paid by a broker or dealer and the shares issued upon exercise of the option delivered directly to the broker or dealer.

     Stock Appreciation Rights. The Committee also may grant SARs either alone ("Free Standing Rights") or in conjunction with all or part of an option ("Related Rights"). Upon the exercise of an SAR a holder is entitled, without payment to the Company, to receive cash, shares of Common Stock or any combination thereof, as determined by the Committee, in an amount equal to the excess of the fair market value of one share of Common Stock over the exercise price per share specified in the related option (or in the case of a Free Standing Right, the price per share specified in such right), multiplied by the number of shares of Common Stock in respect of which the SAR is exercised.

     Amendment or Termination. The Board of Directors of the Company has the power to terminate or amend the 1996 Plan at any time. If the Board of Directors does not take action to earlier terminate the 1996 Plan, it will terminate on March 11, 2006. Certain amendments may require the approval of the Company's stockholders, and no amendment may adversely affect options that have previously been granted.

                                      -43-
400608.6

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock beneficially owned, as of September 16, 1996 and as adjusted to give effect to the Offering, by (i) each holder of more than 5% of the Common Stock, as reported the Company by such holder on reports on Schedule 13D or Schedule 13G under the Exchange Act, (ii) each of the Company's directors and executive officers and (iii) the directors and executive officers of the Company as a group. Unless otherwise noted, all shares are owned directly with sole voting and dispositive powers.

                                                         Beneficial Ownership(2)
                                      ---------------------------------------------------------------
Name(1)                                                                        % of Total
                                      No. of Shares              Before Offering          As Adjusted
                                      -------------              ---------------          -----------
Ronald W. Pero                            690,000  (3)                  8.73%                 7.75%
Bjorn Nordenvall                          380,000  (4)                  4.86%                 4.31%
Claus Moller                               58,333                          *                      *
Michael Ionata                              5,000  (5)                     *                      *
Marvin H. Caruthers                         1,500  (6)                     *                      *
Bo Haglund                                      0                          *                      *
M. Andica Kunst                                 0                          *                      *
Richard A. Brown                          864,900  (7)                 10.66%                 9.49%
Morgan Grenfell Asset Management          698,000                       9.13%                 8.07%
Invesco PLC                               464,400                       6.07%                 5.37%
All directors and executive
officers as a group (7 persons)         1,134,833                      13.95%                12.42%

- -------------------------------------

*    Indicates less than one percent.

(1) Each person listed in the table is a director or executive officer of the Company, with an address at c/o OXiGENE, Inc., 110 E. 59th Street, New York, NY 10022, except for Richard A. Brown, whose address is 17 Prospect Hill Road, Box 1116, Stockbridge, MA 01262; Invesco PLC, which address is 11 Devonshire Square, London EC2M 4YR, England; and Morgan Grenfell Asset Management Limited, which address is 20 Finsbury Circus, London EC2M 1NB, England.
(2) Includes the following shares which are purchasable under options and warrants that are presently exercisable or exercisable within 60 days of the date of this table: Dr. Pero - 260,000 shares; Dr. Nordenvall - 165,000 shares; Dr. Moller - 58,333 shares; Mr. Ionata - 5,000 shares; and Mr. Brown 465,000 shares.
(3) Includes 70,588 shares held by a trust for the benefit of Dr. Pero's children, and 120,588 shares held by The Ronald Pero Charitable Remainder Unitrust, a trust of which Dr. Pero is the trustee.
(4) Includes 1,000 shares held by his spouse as to which Dr. Nordenvall disclaims beneficial ownership; 142,700 held by a corporation organized and the laws of Sweden of which Dr. Nordenvall is the sole stockholder; and 71,300 shares held through a capital insurance placed by Dr. Nordenvall.
(5) Options are held by Nordberg Capital Inc., a New York investment banking firm, of which Mr. Ionata is Director of Corporate Finance and the directors, officers and key employees of which own, collectively, 72,800 shares of OXiGENE Common Stock.
(6) Includes 1,000 shares held by spouse in trust for children, as to which Professor Caruthers disclaims beneficial ownership.
(7)  Includes 20,000 shares held for the benefit of his minor child.


                                      -44-
400608.6

                           DESCRIPTION OF SECURITIES

Introduction

     On August 26, 1993, OXiGENE completed an initial public offering of 1,605,000 units, each unit consisting of one share of common stock, par value $.01 per share ("Common Stock"), and one warrant ("Public Warrants") to purchase an additional share of Common Stock. The Common Stock and the Public Warrants are traded on the Nasdaq SmallCap System under the symbols "OXGN" and "OXGNW," respectively. See "Market Data."

Common Stock

     The Company is authorized to issue 15,000,000 shares of Common Stock. At the 1996 Annual Meeting of Stockholders, the Company's stockholders approved an amendment to the Company's Amended and Restated Certificate of Incorporation, increasing the number of authorized shares of Common Stock from 15 million to 60 million shares. No amendment to the Company's Amended and Restated Certificate of Incorporation has been filed to date. On August 30, 1996, 7,645,508 shares of Common Stock were outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors. As a consequence, the holders of more than 50% of the shares voting for the election of directors can elect all the directors. The By-Laws provide that only a majority of the issued and outstanding shares of Common Stock need to be represented for a quorum, and to transact business at a stockholders' meeting. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of the funds legally available therefor. The Company has no present plans to pay dividends with respect to the shares of Common Stock. In the event of liquidation, dissolution or the winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All the outstanding shares of Common Stock are, and the Shares offered hereby when issued against payment therefor, will be, validly authorized and issued, fully paid and nonassessable.

Public Warrants

     The Public Warrants were issued pursuant to a Warrant Agreement between the Company and American Stock Transfer Company, as a warrant agent, and are in registered form. Currently, each of the Public Warrants entitles the registered holder thereof to purchase 1.07 shares of Common Stock, at a price of $12.35 per share (the "Exercise Price"), which Exercise Price shall be increased by $2.00 on August 26, 1997. Unless exercised, the Public Warrants will automatically expire on the close of business on August 26, 1998. On August 30, 1996, an aggregate of 1,193,241 Public Warrants remained outstanding.

     The holders of the Public Warrants have certain anti-dilution protection upon the occurrence of certain events, including stock dividends, stock splits, mergers and reclassifications. The holders of the Public Warrants have no right to vote on matters submitted to the stockholders of the Company, have no right to receive dividends, and have none of the other rights conferred upon stockholders of the

                                      -45-
400608.6

Company. The holders of the Public Warrants are not entitled to share in the assets of the Company in the event of liquidation, dissolution or the winding up of the Company's affairs.

                                  UNDERWRITING

            Each of the underwriters named below (the "Underwriters"), for whom
D. Carnegie AB is acting as representative (the "Representative"), has severally agreed, subject to the terms and conditions of the underwriting agreement, dated ________, 1996, between the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company the aggregate number of Shares set forth opposite its name below:

                    Underwriter                  Number of
                                                  Shares

          D. Carnegie AB..................
          Nordberg Capital Inc. ..........

            Total.........................       1,000,000
                                                 =========



     The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Shares listed above are subject to certain conditions precedent, including the approval of certain legal matters by counsel. The Underwriting Agreement also provides that the Underwriters are committed to purchase all of the Shares if any are purchased.

     Concurrently, and in connection with, this Offering, the Company is offering 1,000,000 Shares in the form of Swedish Depository Shares ("SDSs") for sale to the public in Sweden and in certain other countries outside the United States. ("Bank") will serve as Custodian for the SDSs pursuant to a Custody Agreement between the Bank, as Custodian, and the Company. The Shares will, upon receipt of payment for Shares by the Company, be delivered to the Bank to be held in custody pursuant to the Custody Agreement. In accordance with Swedish practice, following this Offering persons who own SDSs may trade in those SDSs in Sweden, as well as in any other markets in which trading in such SDSs is permitted, and may also exchange SDSs for Shares and trade in such Shares in Sweden, in a private transaction not transacted on the Stockholm Stock Exchange, and the United States. Further, following this Offering, persons who own shares of Common Stock of the Company will be able to exchange them for SDSs that can be traded in those markets in which such trading is permitted. As a result of, and subject to, the foregoing, a trading market for shares of Common Stock of the Company, as well as for SDSs, may arise in Sweden. A more complete description of the SDSs and the terms and conditions of the initial public offering and Custodian arrangements regarding them are contained in a Swedish Prospectus of which this Prospectus is a part.

     The Underwriters have advised the Company that the Underwriters propose to offer the Shares in the form of SDSs directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the commencement of the public offering, the offering price and other selling terms may be changed by the Representative.


                                      -46-
400608.6

     Mr. Michael Ionata, a director of the Company, is Director of Corporate Finance of Nordberg Capital Inc., one of the Underwriters.

                                 LEGAL MATTERS

     The validity of the Shares has been passed upon by Battle  Fowler LLP, New
York,  New  York,  a  limited  liability  partnership  including   professional
corporations.


                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                      -47-
400608.6

                          GLOSSARY OF SCIENTIFIC TERMS


ADPRT Adenosine Diphosphate Ribosyl Transferase - an enzyme involved in the DNA repair process

Anti-emetic                     A drug which controls nausea and vomiting

Apoptosis                       A natural programmed cell death not involving
                                cell replication

CD4 cell counts                 A  sub-set  of  white  blood   cells   directly
                                involved in the natural protection against diseases

CGLP standards                  Current good laboratory practice standards
                                required for regulatory affairs

Chemotheraphy                   Drugs that control cancer growth

Cisplatin                       A chemotherapeutic compound

Control group                   A group  of  patients  involved  in a  clinical
                                trial who are receiving placebos

Cross-over study                A study  in which  each  patient  receives  all
                                treatments singly, but at different times of the study

Cytotoxic agent                 Tumor-killing agent

DNA                             Chemical building blocks of genetic material

Double-blind study              A study  in  which  neither  the  investigators
                                assessing  the  outcome  of the  trial  nor the
                                patients  know whether the patient is receiving
                                the  drug  being   investigated   or  merely  a
                                placebo. The outcome can only be determined when the results are decoded

Enzyme A protein that carries out a metabolic function by converting one substance to another

Genetic blueprint               The code that tells cells what to do and how to
                                function

Genetic lesions                 Damage to the DNA or in the genetic blueprint


                                      -48-
400608.6
i.m.                            Intramuscular

Immune deficiencies             Suppression  of the  cells  that  fight  disease
                                within the body

IND An "Investigational New Drug" application filed with the U.S. Food and Drug Administration that permits the administration of compounds to humans in clinical trials

In vivo-exposed spleen and cell Spleen  cells are  exposed in the  animal  then taken out for testing

Isozyme                         One of several forms of the same enzyme

i.v.                            Intraveneous

Malignant cell                  Cancer cell

Metabolic function              Living process of growth and reproduction

NDA                             A "New Drug  Application"  filed  with the U.S.
                                Food and Drug Administration, which, if approved, allows a drug to be marketed in the U.S.

Necrosis                        Cell death by decomposition after replication

N-substituted benzamide         Class of drugs believed by OXiGENE to
                                sensitize radiation and chemotheraphy

Nucleotides                     A class of nucleic acid compounds from which
                                genes are constructed

Oxidative stress                Undesired natural metabolism of oxygen-derived
                                molecules by the body that can induce DNA damage

Placebo A non-active substance given to a control group of patients in a clinical trial to duplicate the treatment method, but without the administration of the active drug under investigation

Radiation                       Physical  energy  that  splits   molecules  and
                                induces DNA damage


                                      -49-
400608.6

Sensitization                   The   process   that   renders  a  tumor   more
                                susceptible   to   damage   by   radiation   or
                                chemotherapy

Serum thiol level               The level of compounds in serum that react with
                                oxidative stress

                                      -50-
400608.6

                                   Appendix I

     The following sets forth additional information regarding the Company's clinical trials. This information is qualified in its entirety and should be read in conjunction with the information contained elsewhere in this Prospectus.

Clinical Study - Sensamide(TM) in NSCLC, Phase I/II

     This open label, historically controlled trial, assessing the safety of Sensamide(TM) when used in combination with radiotherapy, was conducted at the Department of Oncology, University Hospital in Lund, Sweden. A total of 23 with NSCLC, 21 male and 2 female, varying in age from 52 to 81 years, were enrolled in this study. All patients were treated with radiation and received Sensamide(TM) intravenously. Radiation was administered five days per week for six weeks. Eighteen patients completed the study as planned. Complete or partial remission, as defined by World Health Organization criteria, was achieved in 50 percent of the patients.

     The majority of patients enrolled in this study experienced no unexpected side effects associated with the administration of Sensamide(TM). There was no evidence of increased radiation-associated toxicity to skin, lung, cardiac or esophageal tissues in the majority of patients. None of the patients had their treatment interrupted due to radiotherapy-associated toxicity.

     Adverse events associated with Sensamide(TM) were mainly CNS-related (central nervous system-related) and were comparable to those resulting from anti-emetic metoclopramide therapy. Eighteen patients (78 percent) experienced sedation or tiredness and 11 patients (48 percent) experienced anxiety and restlessness. Depression, insomnia and other CNS-related reactions were experienced by two patients each. Akineton, a drug used to treat the side effects induced by Sensamide(TM), was administered to 44 percent of the patients to relieve those side effects. Five of the 23 enrolled patients dropped out of the study due to Sensamide(TM)-associated adverse CNS-effects. The occurrence of sedation or tiredness and the total occurrence of Sensamide(TM)- associated adverse CNS effects was significantly greater in patients receiving a total dose of metoclopramide greater than 2,000 mg, as compared to patients receiving less than 2,000 mg during the whole course of the therapy.

     A preliminary assessment of the efficacy of Sensamide(TM) as adjunct therapy to radiation in patients with NSCLC is based on the results of this study. The assessment includes the determination of tumor response and survival. Of the 23 involved in the study, one could not be evaluated due to death prior to the first follow-up examination. Of the remaining patients, complete response was recorded in 9 percent of the patients, partial response in 41 percent, stable disease in 41 percent and progressive disease in 9 percent. The mean duration of tumor response in these patients was 10.8 +/- 8.5 months. The mean and median survival time of patients treated with
Sensamide(TM) plus radiation was approximately 15.3 months and 12.8 months, respectively. This survival time is longer than that reported in the literature for patients with severe NSCLC who received radiation only. Eleven historical control patients with inoperable NSCLC treated in Lund had a mean and median survival of 7.0 and 5.0 months, respectively. Mean survival time correlated significantly with the total dose of Sensamide(TM) administered. Complete or partial responders who had a mean survival time of 22.1 +/- 3.9 months (mean + standard error) received an average total dose of 2,272 + 543 mg (mean + standard deviation) of Sensamide(TM). In contrast, non-responders who received an average total dose of 1,579 + 571 mg (mean +/- standard deviation) of Sensamide(TM) had a mean survival time of 12.6 +/- 2.4 months (mean + standard deviation).

400608.6
                                      A-1

Clinical Study - Sensamide(TM) in NSCLC, Phase II/III

     This study was initiated by OXiGENE in the middle of 1994 in Scandinavia and later expanded to include Germany and the United Kingdom (the "U.K."). The purpose of this Phase II/III multicenter, randomized, controlled trial is to assess the safety, tolerance and efficacy of Sensamide(TM) (2 mg/kg i.v., delivered one hour prior to radiation) as adjunct treatment to radiation as compared to radiation only in the treatment of 226 patients with NSCLC. Patients receive radiation five times per week and Sensamide(TM) three times per week for six and one half weeks. Currently, approximately 180 patients have been recruited. At the current recruitment rate, patient recruitment is expected to be completed by the end of 1996.

Clinical Study - Sensamide(TM) i.v., Neu-Sensamide(TM) i.m./i.v., Phase I

     The primary objective of this randomized cross-over study, conducted at Guilford Clinical Pharmacology Unit in the U.K., was to assess the safety of single, radiosensitizing doses (2 mg/kg) of Neu-Sensamide(TM) when administered as an i.m. injection or as an i.v. infusion compared with an i.v. dose of Sensamide(TM) or an i.m. placebo injection. The secondary objective was to compare the pharmacokinetics of Neu-Sensamide(TM) when administered as a single i.m. injection or i.v. infusion with that of i.v. infused Sensamide(TM).

     The difference between Neu-Sensamide(TM) and Sensamide(TM) is a changed formulation, resulting in two different conformational forms of metoclopramide. Thus Sensamide(TM) is acidic (pH of around 2.5-3.8) like any traditional metoclopramide suspension whereas Neu-Sensamide(TM) is phosphate buffered and neutralized with a pH of around 6.7.

     Eleven healthy volunteers, varying in age from 53 to 63 years, completed the study. The results revealed a safety profile of Neu-Sensamide(TM) i.m. similar to that of Sensamide(TM) i.v. However, Sensamide(TM) i.v. impaired cognition to a larger extent than Neu-Sensamide(TM), both i.v. and i.m. In addition, adverse events were less frequent and of shorter duration with Neu-Sensamide(TM), both i.v. and i.m., than with Sensamide(TM) i.v. Bioavailability of Neu-Sensamide(TM) i.m. was comparable to that of Neu-Sensamide(TM) i v. and Sensamide(TM) i.v. Local tolerability of Neu-Sensamide(TM) i.m. was comparable to that of placebo i.m.

     Nineteen healthy volunteers participated in this study. One was withdrawn due to non-compliance with the protocol, 7 volunteers dropped out due to adverse effects, and 11 volunteers completed the study. During the 53 treatment sequences of those patients that completed the study, a total of 93 adverse effects were reported; 37 after Sensamide(TM) i.v., 24 after Neu-Sensamide(TM) i.v., 25 after Neu-Sensamide(TM) i.m., and 7 after the placebo. No unexpected adverse effects associated with either Sensamide(TM) or Neu-Sensamide(TM) occurred throughout the study. Thus, adverse effects occurred significantly less frequently in volunteers receiving Neu-Sensamide(TM) than in those receiving Sensamide(TM).

     No differences in pharmacokinetics could be detected in the study, apart from, as expected, in the peak plasma concentration between Neu- Sensamide(TM) i.m. and Sensamide(TM)/Neu- Sensamide(TM) i.v.

Clinical Study - Neu-Sensamide(TM) in NSCLC, Phase III

     This Phase III study has been planned on the basis of the results of the Phase I study described above, and is based on the design of the ongoing, controlled Phase II/III with Sensamide(TM) in NSCLC.

400608.6

This randomized, multi-center, controlled Phase III study will assess the safety, tolerance and efficacy of Neu-Sensamide(TM) as a radiosensitizing agent compared to radiotherapy only for the treatment of NSCLC. Patients who satisfy the inclusion criteria and who are appropriate for treatment with 60 Gray radiation will be enrolled into the study. Patients will be randomized to receive either radiotherapy only or radiation plus Neu-Sensamide(TM) (2 mg/kg i.m.).

     The study is expected to start in the fourth quarter of 1996 and will involve about 20 U.S. and European oncology centers. Patients will undergo a 45-day treatment period. Adverse effects, vital signs and laboratory values will be monitored periodically for safety evaluation. During the post-treatment follow-up period, patients will be followed for 1.5 years. The primary efficacy parameters will be duration of tumor response and survival.

Clinical Study - Neu-Sensamide(TM) in Glioblastomas, Phase I/II

     This study will assess the safety and tolerability of Neu-Sensamide(TM) as a radiosensitizing agent in patients receiving a six-week treatment of 54 Gray of radiotherapy, following operative biopsy, subtotal or macroscopical total excision of their glioblastoma multiforme. The study is designed as a single-center, open-label, dose escalation study. The patients will be assigned in a consecutive manner to receive escalating doses of Neu-Sensamide(TM) from 2 to 8 mg/kg i.m. All patients will receive their study medication one hour prior to the administration of each fraction of radiotherapy. A total of up to 15 consecutive patients will be recruited. Patients will be treated in groups of three with increasing doses of Neu-Sensamide(TM). The post-treatment review of the patients will be conducted at weeks 4, 8, 12, 24, 36 and 48. Patient enrollment commenced in August 1996 and will continue into 1997.

     The primary safety parameter will be the incidence of signs and symptoms of CNS toxicity, such as neurological reactions, psychological reactions, restlessness/insomnia, sedation and convulsions. Secondary parameters will include the incidence of other adverse effects and significant laboratory value changes during and after treatment. In addition, tumor response evaluations will be performed. If the results of the Oxi-104 study so warrant, OXiGENE intends to initiate a large controlled Phase III study in patients with glioblastomas.

Clinical Study - Oxi-104, Phase I

     The Company currently anticipates commencing a Phase I clinical test of Oxi-104 after the filing of an IND with the U.S. Food and Drug Administration in the second quarter of 1997. Based on preliminary results, OXiGENE believes it can demonstrate that Oxi-104 alone can induce tumor growth-inhibiting and tumor-killing effects.

     Non-GLP (non-good laboratory practices) toxicology studies have indicated the safety of Oxi-104 in doses five to ten times higher than the maximum doses needed for obtaining optimal anti-cancer effects. In vivo and in vitro animal studies have demonstrated that Oxi-104 can sensitize and induce a one to eight fold increase in the effect of established chemotherapeutic agents such as cisplatin, gemcitabine, bleomycin, ara-C and melphalan.


400608.6

                                 OXiGENE, Inc.
                         (A development stage company)





                         Index to Financial Statements

Annual Financial Statements:

Report of Independent Auditors.......................................   F-2
Consolidated Balance Sheets--December 31, 1995 and 1994..............   F-3
Consolidated Statements of Operations--Years ended
   December 31, 1995, 1994, 1993 and the Period from
   February 22, 1988 (inception) through December 31, 1995
   (unaudited).......................................................   F-4
Consolidated Statements of Stockholders' Equity (Deficit)--
   Years ended December 31, 1995, 1994, 1993, 1992, 1991,
   1990, 1989 (unaudited) and the Period from
   February 22 (inception) through December 31, 1988 (unaudited).....   F-5
Consolidated Statements of Cash Flows--Years ended December 31,
   1995, 1994, 1993 and the Period from February 22, 1988
   (inception) through December 31, 1995 (unaudited).................   F-7
Notes to Consolidated Financial Statements...........................   F-9

Unaudited Interim Financial Statements:

Consolidated Balance Sheet--June 30, 1996...........................   F-23
Consolidated Statements of Operations--Six
   Months ended June 30, 1995 and 1996 and the Period
   from February 22, 1988 (inception) through June 30, 1996..........  F-24
Consolidated Statements of Cash Flows--Six
   Months ended June 30, 1995 and 1996 and the Period
   from February 22, 1988 (inception) through June 30, 1996..........  F-25


Schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

                         Report of Independent Auditors

The Board of Directors and Stockholders
OXiGENE, Inc.

We have audited the accompanying consolidated balance sheets of OXiGENE, Inc. (the "Company") (a development stage company) as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OXiGENE, Inc. (a development stage company) at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.




                                                              ERNST & YOUNG LLP
New York, New York
February 27, 1996

                                 OXiGENE, Inc.
                         (A development stage company)


                          Consolidated Balance Sheets

                                                                                            December 31
                                                                                    1994                  1995
                                                                            -------------------------------------------
Assets
Current assets:
   Cash and cash equivalents                                                 $        1,193,999   $        10,406,605
   Securities available-for-sale (Note 2)                                             3,291,128               502,020
   Prepaid expenses                                                                     207,967                50,180
   Interest receivable                                                                   44,955               202,164
   Other                                                                                      -                19,132
                                                                            -------------------------------------------
Total current assets                                                                  4,738,049            11,180,101

Furniture, fixtures and equipment, at cost                                               33,598                62,087
Accumulated depreciation                                                                 10,296                24,537
                                                                            -------------------------------------------
                                                                                         23,302                37,550
Deposits                                                                                  9,600                 9,600
                                                                            -------------------------------------------
Total assets                                                                 $        4,770,951   $        11,227,251
                                                                            ===========================================

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable and accrued expenses:
       Due to CATO Research, Ltd. (Note 6)                                   $          122,109   $           133,734
       Accrued expenses                                                                  45,900               259,301
       Accrued stock appreciation rights                                                      -               223,095
       Other payables                                                                   122,960                53,947
                                                                            -------------------------------------------
Total current liabilities                                                               290,969               670,077

Commitments (Note 5)

Stockholders' equity (Note 3):
Common stock, $.01 par value:
       Authorized shares--
          10,000,000 shares at December 31, 1994
          15,000,000 shares at December 31, 1995
       Issued and outstanding shares--
          5,058,100 shares at December 31, 1994
          6,823,300 shares at December 31, 1995                                          50,581                68,233
   Common stock subscribed                                                                    -                    50
   Additional paid-in capital                                                        12,188,565            21,864,364
   Deficit accumulated during the development stage                                  (7,682,039)          (11,399,874)
   Foreign currency translation adjustment                                                    -                24,894
   Unrealized losses on securities available-for-sale                                   (77,125)                 (493)
                                                                            -------------------------------------------
Total stockholders' equity                                                            4,479,982            10,557,174
                                                                            -------------------------------------------
Total liabilities and stockholders' equity                                   $        4,770,951   $        11,227,251
                                                                            ===========================================
See accompanying notes.



                                 OXiGENE, Inc.
                         (A development stage company)


                     Consolidated Statements of Operations

                                                                                                     Period from
                                                                                                  February 22, 1988
                                                                                                 (inception) through
                                                            Year ended December 31                  December 31,

                                                      1993             1994              1995              1995
                                                ----------------------------------------------------------------------
                                                                                                       (Unaudited)

Revenues
Research income                                  $            -   $            -   $             -   $        31,000
Interest income                                          50,897          265,440           420,949           747,241
                                                ----------------------------------------------------------------------
                                                         50,897          265,440           420,949           778,241

Operating expenses
Research and development:
   CATO Research, Ltd. (Note 6)                         468,083          608,337           739,994         2,465,223
   Other                                                411,112        1,156,125         2,103,599         4,604,537
                                                ----------------------------------------------------------------------
Total research and development                          879,195        1,764,462         2,843,593         7,069,760
General and administrative                            1,191,714        1,340,737         1,295,191         5,108,355
                                                ----------------------------------------------------------------------
Total operating expenses                              2,070,909        3,105,199         4,138,784        12,178,115
                                                ----------------------------------------------------------------------
Net loss                                         $   (2,020,012)  $   (2,839,759)  $    (3,717,835)  $   (11,399,874)
                                                ======================================================================

Net loss per common share                        $        (0.50)  $         (.56)  $          (.63)
Weighted average number of
   common shares outstanding                          4,026,456        5,037,278         5,876,295




See accompanying notes.

                                 OXiGENE, Inc.
                         (A development stage company)
                  Statements of Stockholders' Equity (Deficit)
                                    (Note 2)


                                                                                                                           Deficit
                                                                                                                         Accumulated
                                                              Common Stock,                                Additional    During the
                                                             $.01 Par Value      Common Stock Subscribed     Paid-In     Development
                                              Date         Shares      Amounts      Shares      Amount       Capital        Stage
                                         -------------------------------------------------------------------------------------------

Issuance of common stock in exchange
   for transfer of patent application
   ownership to the Company by an
   officer/director recorded at no
   value, which reflects transferor's
   basis (unaudited)                     May 1988           380,000     $3,800           -       $    -   $   (3,800)   $         -
Issuance of common stock at
   approximately $0.74 per share
   (unaudited)                           June 1988          271,033      2,710           -            -      197,290              -
Issuance of common stock in exchange
   for the outstanding common stock of
   Bio-Screen Inc. (unaudited)           August 1988        100,000      1,000           -            -       (1,000)             -
Net loss for period from February 22,
   1988 (inception) through December
   31, 1988 (unaudited)                                           -          -           -            -            -       (185,962)
                                                         ---------------------------------------------------------------------------
Balance at December 31, 1988 (unaudited)                    751,033      7,510           -            -      192,490       (185,962)
Issuance of common stock at
   approximately $0.74 per share
   (unaudited)                           January 1989       271,033      2,710           -            -      197,290              -
Net loss for 1989 (unaudited)                                     -          -           -            -            -       (179,119)
                                                         ---------------------------------------------------------------------------
Balance at December 31, 1989 (unaudited)                  1,022,066     10,220           -            -      389,780       (365,081)
Issuance of common stock at              March 1990 to
   approximately $0.74 per share         December 1990      257,487      2,575           -            -      187,425              -
Common stock subscribed                  December 1990            -          -      13,547       10,000            -              -
Net loss for 1990                                                 -          -           -            -            -       (326,648)
                                                         ---------------------------------------------------------------------------
Balance at December 31, 1990                              1,279,553     12,795      13,547       10,000      577,205       (691,729)
Issuance of common stock at
   approximately $0.74 per share         January 1991        13,547        136     (13,547)     (10,000)       9,864              -
Issuance of common stock at $0.71 per
   share                                 February 1991      330,000      3,300           -            -      230,033              -
Issuance of common stock at
   approximately $1.50 per share         August 1991        100,000      1,000           -            -      149,000              -
Issuance of common stock at $1.95 per
   share                                 December 1991      220,000      2,200           -            -      426,800              -
Net loss for 1991                                                 -          -           -            -            -       (501,872)
                                                         ---------------------------------------------------------------------------
Balance at December 31, 1991                              1,943,100     19,431           -            -    1,392,902     (1,193,601)
Issuance of common stock at $1.95 per
   share, net of issuance costs of
   approximately $121,000                December 1992      985,000      9,850           -            -    1,789,866              -
Net loss for 1992                                                 -          -           -            -            -     (1,628,667)
                                                         ---------------------------------------------------------------------------
Balance at December 31, 1992                              2,928,100     29,281           -            -    3,182,768     (2,822,268)



                                                                                       Unrealized
                                                            Foreign        Stock       Losses on       Total
                                                            Currency    Subscription   Securities   Stockholders'
                                                           Translation    and Notes   Available for    Equity
                                              Date         Adjustment    Receivable       Sale        (Deficit)
                                         -------------------------------------------------------------------------

Issuance of common stock in exchange
   for transfer of patent application
   ownership to the Company by an
   officer/director recorded at no
   value, which reflects transferor's
   basis (unaudited)                     May 1988         $         -      $      -      $      -   $         -
Issuance of common stock at
   approximately $0.74 per share
   (unaudited)                           June 1988                  -             -             -       200,000
Issuance of common stock in exchange
   for the outstanding common stock of                              -
   Bio-Screen Inc. (unaudited)           August 1988                              -             -             -
Net loss for period from February 22,
   1988 (inception) through December                                -
   31, 1988 (unaudited)                                                           -             -      (185,962)
                                                        ----------------------------------------------------------
Balance at December 31, 1988 (unaudited)                            -             -             -        14,038
Issuance of common stock at
   approximately $0.74 per share
   (unaudited)                           January 1989               -             -             -       200,000
Net loss for 1989 (unaudited)                                       -             -             -      (179,119)
                                                        ----------------------------------------------------------
Balance at December 31, 1989 (unaudited)                            -             -             -        34,919
Issuance of common stock at              March 1990 to
   approximately $0.74 per share         December 1990              -             -             -       190,000
Common stock subscribed                  December 1990              -       (10,000)            -             -
Net loss for 1990                                                   -             -             -      (326,648)
                                                        ----------------------------------------------------------
Balance at December 31, 1990                                        -       (10,000)            -      (101,729)
Issuance of common stock at
   approximately $0.74 per share         January 1991               -        10,000             -        10,000
Issuance of common stock at $0.71 per
   share                                 February 1991              -             -             -       233,333
Issuance of common stock at
   approximately $1.50 per share         August 1991                -             -             -       150,000
Issuance of common stock at $1.95 per
   share                                 December 1991              -             -             -       429,000
Net loss for 1991                                                   -             -             -      (501,872)
                                                        ----------------------------------------------------------
Balance at December 31, 1991                                        -             -             -       218,732
Issuance of common stock at $1.95 per
   share, net of issuance costs of
   approximately $121,000                December 1992              -      (360,750)            -     1,438,966
Net loss for 1992                                                   -             -             -    (1,628,667)
                                                        ----------------------------------------------------------
Balance at December 31, 1992                                        -      (360,750)            -        29,031

                                 OXiGENE, Inc.
                         (A development stage company)
            Statements of Stockholders' Equity (Deficit) (continued)
                                    (Note 2)


                                                                                                                           Deficit
                                                                                                                         Accumulated
                                                              Common Stock,                                Additional    During the
                                                             $.01 Par Value      Common Stock Subscribed     Paid-In     Development
                                              Date         Shares      Amounts      Shares      Amount       Capital        Stage
                                         -------------------------------------------------------------------------------------------

Issuance of common stock at $1.95 per
   share, net of issuance costs of       January 1993 to
   approximately $136,500                February 1993      445,000     $4,450           -       $    -   $  726,800    $         -

Repayment of notes receivable            January 1993             -          -           -            -            -              -
Issuance of warrants and options as
   compensation to certain directors to
   purchase 180,000 and 10,000 shares
   of common stock, respectively, at
   $1.95 per share                       May 1993                 -          -           -            -      427,500              -
Issuance of common stock at $6.00 per
   share, net of issuance costs of
   approximately $1,836,000              September 1993   1,500,000     15,000           -            -    7,149,247              -
Issuance of common stock at $6.00 per
   share, net of issuance costs of
   approximately $82,000                 October 1993       105,000      1,050           -            -      547,050              -
Net loss for 1993                                                 -          -           -            -            -     (2,020,012)
                                                         ---------------------------------------------------------------------------
Balance at December 31, 1993                              4,978,100     49,781           -            -   12,033,365     (4,842,280)
Issuance of common stock at $1.95 per
   share                                 April 1994          80,000        800           -            -      155,200              -
Net loss for 1994                                                 -          -           -            -            -     (2,839,759)
Unrealized losses on securities
   available-for-sale                                             -          -           -            -            -              -
                                                         ---------------------------------------------------------------------------
Balance at December 31, 1994                              5,058,100     50,581           -            -   12,188,565     (7,682,039)
   Issuance of options as compensation
     to consultants to purchase 165,000
     shares  of common stock at $6.00
     per share                           June 1995                -          -           -            -       20,625              -
   Issuance of common stock at $6.00
     per share, net of issuance costs
     of approximately $524,000           July 1995        1,666,700     16,667           -            -    9,460,009              -
   Issuance of common stock at  $1.50
     per share (12,500) and $1.95 per    July 1995 to
     share (86,000)                      December 1995       98,500        985           -            -      185,465              -
   Subscriptions for 5,000 shares of
     common stock at $1.95 per share     December 1995            -          -       5,000           50        9,700              -
   Foreign currency translation
     adjustment for  1995                                         -          -           -            -            -              -
   Net loss for 1995                                              -          -           -            -            -     (3,717,835)
   Unrealized gain on securities
     available-for-sale                                           -          -           -            -            -              -
                                                         ---------------------------------------------------------------------------
Balance at December 31, 1995                              6,823,300    $68,233       5,000       $   50  $21,864,364   $(11,399,874)
                                                         ===========================================================================

                                                                                       Unrealized
                                                             Foreign        Stock       Losses on       Total
                                                            Currency    Subscription   Securities   Stockholders'
                                                           Translation    and Notes  Available For      Equity
                                              Date         Adjustment    Receivable       Sale        (Deficit)
                                         -------------------------------------------------------------------------

Issuance of common stock at $1.95 per
   share, net of issuance costs of       January 1993 to
   approximately $136,500                February 1993    $                $      -   $         -   $   731,250
                                                                    -
Repayment of notes receivable            January 1993               -       360,750             -       360,750
Issuance of warrants and options as
   compensation to certain directors to
   purchase 180,000 and 10,000 shares
   of common stock, respectively, at
   $1.95 per share                       May 1993                   -             -             -       427,500
Issuance of common stock at $6.00 per
   share, net of issuance costs of
   approximately $1,836,000              September 1993             -             -             -     7,164,247
Issuance of common stock at $6.00 per
   share, net of issuance costs of
   approximately $82,000                 October 1993               -             -             -       548,100
Net loss for 1993                                                   -             -             -    (2,020,012)
                                                        ----------------------------------------------------------
Balance at December 31, 1993                                        -             -             -     7,240,866
Issuance of common stock at $1.95 per
   share                                 April 1994                 -             -             -       156,000
Net loss for 1994                                                   -             -             -    (2,839,759)
Unrealized losses on securities
   available-for-sale                                               -             -       (77,125)      (77,125)
                                                        ----------------------------------------------------------
Balance at December 31, 1994                                        -             -       (77,125)    4,479,982
   Issuance of options as compensation
     to consultants to purchase 165,000
     shares  of common stock at $6.00
     per share                           June 1995                  -             -             -        20,625
   Issuance of common stock at $6.00
     per share, net of issuance costs
     of approximately $524,000           July 1995                  -             -             -     9,476,676
   Issuance of common stock at  $1.50
     per share (12,500) and $1.95 per    July 1995 to
     share (86,000)                      December 1995              -             -             -       186,450
   Subscriptions for 5,000 shares of
     common stock at $1.95 per share     December 1995              -             -             -         9,750
   Foreign currency translation
     adjustment for  1995                                      24,894             -             -        24,894
   Net loss for 1995                                                -             -             -    (3,717,835)
   Unrealized gain on securities
     available-for-sale                                             -             -        76,632        76,632
                                                        ----------------------------------------------------------
Balance at December 31, 1995                              $    24,894      $      -      $   (493)  $10,557,174
                                                        ==========================================================


See accompanying notes.

                                 OXiGENE, Inc.
                         (A development stage company)


                     Consolidated Statements of Cash Flows

                                                                                          Period from
                                                                                       February 22, 1988
                                                Year ended December 31                (inception) through
                                                                                          December 31
                                        1993             1994            1995                1995
                                     ----------------------------------------------------------------------
                                                                                              (Unaudited)
Operating activities
Net loss                              $  (2,020,012)  $  (2,839,759)  $ (3,717,835)           $(11,399,874)
Adjustments to reconcile net loss to
  net cash used in operating
  activities:
    Loss on  securities available-for-
     sale                                         -               -          9,460                    9,460
    Depreciation                              3,808           5,044         13,773                   24,069
    Compensation related to issuance
  of warrants, options  and stock
  appreciation rights                       427,500               -        243,720                  671,220
    Changes in operating assets and
     liabilities:
       Prepaid expenses and other
        current assets                         (294)       (252,628)       (14,740)               (267,662)
       Accounts payable and accrued
        expenses                            146,657         (19,001)        146,248                 437,217
                                     -----------------------------------------------------------------------
Net cash used in operating activities    (1,442,341)     (3,106,344)    (3,319,374)            (10,525,570)

Financing activities
Proceeds from investor                            -               -              -                  100,000
Repayment to investor                             -               -              -                (100,000)
Proceeds from issuance and
  subscription of common stock, net       8,804,347         156,000      9,672,876               21,484,522
                                     -----------------------------------------------------------------------
Net cash provided by financing
  activities                              8,804,347         156,000      9,672,876               21,484,522

Investing activities
Purchases of securities available-
  for-sale                                        -      (3,368,253)             -              (3,368,253)
Proceeds from sale of securities
  available-for-sale                                                     2,856,280                2,856,280
Deposits                                          -               -              -                  (9,600)
Purchase of furniture, fixtures and
  equipment                                  (9,713)         (4,345)       (26,922)                (60,520)
                                     -----------------------------------------------------------------------
Net cash (used in) provided by
  investing activities                       (9,713)     (3,372,598)     2,829,358                (582,093)

Effect of exchange rate on changes in
  cash                                            -               -         29,746                   29,746
                                     -----------------------------------------------------------------------

Net (decrease) increase in cash and
  cash equivalents                        7,352,293      (6,322,942)     9,212,606               10,406,605
Cash and cash equivalents at
  beginning of period                       164,648       7,516,941      1,193,999                        -
                                     -----------------------------------------------------------------------

                                                                                          Period from
                                                                                       February 22, 1988
                                                Year ended December 31                (inception) through
                                                                                          December 31
                                        1993             1994            1995                1995
                                     ----------------------------------------------------------------------
                                                                                              (Unaudited)
Cash and cash equivalents at
  end of period                        $  7,516,941   $   1,193,999   $ 10,406,605              $10,406,605
                                     =======================================================================
See accompanying notes.

                                 OXiGENE, Inc.
                         (A development stage company)

                   Notes to Consolidated Financial Statements

                               December 31, 1995



1. Description of Business and Significant Accounting Policies

Description of Business

OXiGENE, Inc. (the "Company") is a development stage pharmaceutical company. The Company was originally incorporated as Oxi-Gene, Inc. in the State of New York on February 22, 1988 and subsequently recapitalized and incorporated in the State of Delaware in December 1992.

The Company is in the research phase of its operations. Because operations to-date have consisted of research activities only, no substantial income has been generated to-date and the losses sustained result principally from outlays for research and administrative expenses. The Company will need to obtain additional funds from outside sources to fund operating expenses, pursue regulatory approvals and build production, sales and marketing capabilities, as necessary.

Principles of Consolidation

In December 1994, the Company established a wholly-owned subsidiary in Sweden, OXiGENE (Europe) AB to manage and control the Company's research and development work, and monitor European clinical trials. The accounts of the subsidiary have been consolidated from the time the subsidiary commenced operations in January 1995. All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)



1. Description of Business and Significant Accounting Policies (continued)

Depreciation

Furniture, fixtures and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets which is principally seven years.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents.

Substantially all cash and cash equivalents are deposited in one financial institution at December 31, 1995. Substantially all cash and cash equivalents were deposited in another financial institution at December 31, 1994.

Foreign Currency Translation

Assets and liabilities of the subsidiary are translated at year-end rates and income and expenses are translated at average exchange rates prevailing during the year. Translation adjustments arising from differences in exchange rates from period to period are included in the accumulated foreign currency translation adjustments account in stockholders' equity.

Investments

The Company accounts for marketable securities in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity.

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)



1. Description of Business and Significant Accounting Policies (continued)

Investments (continued)

Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses reported in a separate component of shareholders' equity.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization or premiums and accretion of discounts to maturity. Such amortization is included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

Patent and Patent Applications

The Company has filed applications for patents in connection with technologies being developed. The patent applications and any patents issued as a result of these applications are important to the protection of the Company's technologies that may result from its research and development efforts. The pharmaceutical industry is highly competitive and patents may be challenged from time to time. The Company intends to vigorously defend its issued patents and may therefore incur significant costs in the defense of the patents and related technologies. Costs associated with the patent and patent applications are expensed as incurred.

Income Taxes

The Company accounts for income taxes based upon the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, the liability method is used for accounting for income taxes, and deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities.

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)


1. Description of Business and Significant Accounting Policies (continued)

Share Information

All outstanding share amounts included in the accompanying financial statements have been adjusted to reflect the 10,000 for 1 stock split disclosed in Note 3.

Unaudited Information

Information pertaining to the period from February 22, 1988 (inception) through December 31, 1989 is unaudited.

Net Loss Per Share

Net loss per share is based upon net loss divided by weighted average number of shares of common stock outstanding during the respective periods, retroactively adjusted to reflect the stock split. The weighted average number of common shares outstanding has been computed in accordance with Staff Accounting Bulletin 83 ("SAB 83") of the Securities and Exchange Commission. SAB 83 requires that shares of common stock and warrants, issued within a one-year period prior to the initial filing of a registration statement relating to an initial public offering at amounts substantially below the public offering price, be considered outstanding for all periods presented in the Company's Registration Statement. During the one-year period preceding the effectiveness of the Company's registration statement in August 1993, the Company issued 1,290,000 shares of common stock at $1.95 per share and warrants to purchase 387,500 shares of common stock exercisable at $1.95 per share. Accordingly, for purposes of calculating loss per share amounts, such shares have been considered outstanding for all periods presented, and such warrants have been considered outstanding through June 30, 1993. For purposes of calculating net loss per share, the initial offering price was assumed to be $6 per share (see
Note 3). All other options and warrants were antidilutive and, accordingly, excluded from the calculation of weighted average shares.

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)


1. Description of Business and Significant Accounting Policies (continued)

Stock-Based Compensation

In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 is effective for fiscal years beginning after December 31, 1995 and prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company presently accounts for its stock based compensation plans in accordance with the provisions of APB 25 and has not determined if it intends to change to the fair value method prescribed in SFAS 123.

2. Investments

The following is a summary of securities available-for-sale:

                                                      Securities Available-for-Sale
                                         --------------------------------------------------------
                                                                 Gross           Estimated
                                                               Unrealized          Fair
                                                Cost             Losses            Value
                                         ------------------------------------------------------
   December 31, 1994
   U.S. Government securities:
        U.S Treasury Notes                   $ 1,342,644       $  31,546         $ 1,311,098
        Student Loan Marketing
          Association                          1,001,256          22,256             979,000
                                         ------------------------------------------------------
                                               2,343,900          53,802           2,290,098
                                         ------------------------------------------------------
   U.S. corporate debt securities:
      American Express Credit
        Corporation                              522,893          14,938             507,955
      Ford Motor Credit Company                  501,460           8,385             493,075
                                         ------------------------------------------------------
                                               1,024,353          23,323           1,001,030
                                         ------------------------------------------------------
                                             $ 3,368,253       $  77,125         $ 3,291,128
                                         ======================================================

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)


2. Investments (continued)

   December 31, 1995
   U.S. corporate debt securities:
      American Express Credit
        Corporation                           $  502,513       $     493          $  502,020
                                         ------------------------------------------------------
                                               $ 502,513       $     493           $ 502,020
                                         ======================================================

The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity are shown below.

                                                  Cost             Fair Value
                                           -------------------------------------
     Available-for-Sale
     Due in one year or less                  $     502,513       $     502,020
                                           =====================================

3. Stockholders' Equity

Options and Warrants

The following is a summary of the Company's stock option and warrant activity.

                                                                                          Stock
                                              Nonqualified       Stock Incentive       Appreciation           Stock
                                             Stock Options           Options              Rights             Warrants
                                          ---------------------------------------------------------------------------------

Balance at December 31, 1992                          12,500              240,000                   -             506,000
Granted during 1993                                  197,500              125,000              22,500           2,056,500
                                          ---------------------------------------------------------------------------------
Balance at December 31, 1993                         210,000              365,000              22,500           2,562,500
Granted during 1994                                        -                    -              52,500                   -
Exercised during 1994                                      -              (80,000)                  -                   -
Canceled during 1994                                       -             (160,000)                  -                   -
                                          ---------------------------------------------------------------------------------
Balance at December 31, 1994                         210,000              125,000              75,000           2,562,500
Granted during 1995                                  669,000                    -               2,000                   -
Exercised during 1995                                (12,500)                   -                   -             (86,000)
Canceled during 1995                                  (2,000)                   -                   -                   -
                                          ---------------------------------------------------------------------------------
Balance at December 31, 1995                         864,500              125,000              77,000           2,476,500
                                          =================================================================================

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)



3. Stockholders' Equity (continued)

Nonqualified Stock Options

In August 1991, the Company's Board of Directors granted options to a former officer of the Company to purchase 12,500 shares of the Company's common stock at $1.50 per share exercisable at any time prior to August 7, 2001. During 1995, such options to purchase 12,500 shares of the Company's common stock were exercised.

In December 1993, under the Amended Plan, as defined below, the Company's Board of Directors granted options to certain directors of the Company and other individuals to purchase 197,500 shares of the Company's common stock at $7.25 per share. Such options vested at various dates over a period of one year from the date of grant and are exercisable at any time prior to December 13, 2003.

In November 1994, under the Amended Plan, the Company's Board of Directors granted options, subsequently approved by stockholders in May 1995, to certain director's of the Company and other individuals to purchase 252,000 shares of the Company's common stock at market value ($5.59 per share). Such options vest at various dates over a period of 28 months from the date of grant.

In 1995, under the Amended Plan, the Company's Board of Directors granted to certain directors of the Company and other individuals options to purchase 417,000 shares of the Company's common stock at exercise prices ranging from $5.375 per share to $7.00 per share. Options to purchase 252,000 shares were granted at exercise prices equal to the market value of the shares on date of grant. The remaining 165,000 shares are exercisable at $6.00 per share. Because the market price of the Company's shares amounted to $6.125 per share on the date these options were granted, the Company recorded a charge for financial reporting purposes of approximately $20,625.

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)



3. Stockholders' Equity (continued)

Stock Incentive Options

During 1992, the Board of Directors implemented an Stock Incentive Option Plan (the "Plan"). The Plan provided for the grant of options to purchase up to 250,000 shares of common stock to any officer, director and employee of the Company upon the terms and conditions (including price, exercise date and number of shares) determined by the Board of Directors or a committee selected by the Board of Directors to administer the Plan.

In April 1992, under the Plan, the Company's Board of Directors granted stock options to an officer of the Company for the purchase of 240,000 shares of the Company's common stock at $1.95 per share. Such options vest at 80,000 per year for a three-year period. During 1994, vested options to purchase 80,000 shares of the Company's common stock were exercised. The remaining nonvested options to purchase 160,000 shares of the Company's common stock were cancelled upon the termination of the officer's services in 1994.

On May 15, 1993, under the Plan, the Board of Directors granted options as compensation to certain directors of the Company, to purchase 10,000 shares of common stock at $1.95 per share, exercisable at any time for a period of five years.

During May 1993, the Company amended and restated its Stock Incentive Plan (the "Amended Plan"). Under the Amended Plan, the Company has reserved for issuance an additional 416,900 shares of Common Stock. The Amended Plan provides for the issuance of stock appreciation rights.

Under the Amended Plan, the exercise price determined by the Board of Directors or committee must be at least 100% of the fair market value of the Company's common stock as of the date of the grant. Upon termination of employment, any granted option, vested or unvested, shall, to the extent not previously exercised, terminate except under certain conditions as outlined in the Amended Plan. The options granted under the Amended Plan are generally exercisable at specific dates over a ten-year period.

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)



3. Stockholders' Equity (continued)

In December 1993, under the Amended Plan, the Company's Board of Directors granted stock options to a certain director of the Company to purchase 115,000 shares of common stock at $8.00 per share. Such options vested in equal installments on December 14, 1993 and 1994.

Stock Appreciation Rights

Under the Amended Plan, the Company's Board of Directors granted stock appreciation rights to 22,500 shares of common stock at an exercise price of $7.25 per share and stock appreciation rights to another 22,500 shares at an exercise price of $5.875 per share to an employee, certain consultants and clinical investigators on December 14, 1993 and April 4, 1994, respectively. Such stock appreciation rights vested in equal installments on December 14, 1994 and 1995.

In September 1994, under the Amended Plan, a member of the scientific advisory board received stock appreciation rights to 30,000 shares of common stock at $7.63 per share. Such stock appreciation rights vest in equal installments in September 1994, 1995 and 1996.

In July 1995, under the Amended Plan, a consultant received stock appreciation rights to 2,000 shares of common stock at $5.38 per share. Such stock appreciation rights vest in equal installments on July 13, 1995 and July 13, 1996.

On December 31, 1995, the market value per share of common stock ($10.25) exceeded the exercise price of the stock appreciation rights and, accordingly, the Company recorded a charge for financial reporting purposes of approximately $223,000.

Stock Warrants

In November 1991, and January and June 1992, the Board of Directors granted warrants to directors of the Company to purchase 50,000, 370,000 and 50,000 shares, respectively, of the Company's common stock at $1.95 per share exercisable at any time for a period of five years. In connection with the sale of stock during December 1992, the placement agents were granted warrants to purchase 36,000 shares of the Company's stock at $1.95

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)



3. Stockholders' Equity (continued)

Stock Warrants (continued)

per share exercisable for a five-year period. During 1995, warrants to purchase 86,000 shares of the Company's common stock were exercised. In addition, as of December 31, 1995, $9,750 was subscribed to exercise warrants to purchase 5,000 shares of common stock. Such shares were issued in 1996.

From January 1, 1993 through February 26, 1993, the Company sold 445,000 shares of common stock to investors for approximately $868,000 ($1.95 per share). In connection with this issuance of stock, the placement agents were granted warrants for the purchase of 66,500 shares of the Company's common stock at $1.95 per share exercisable for a five-year period.

In January 1993, the Board of Directors granted warrants to the Company's scientific advisory board to purchase 45,000 shares of the Company's common stock at $1.95 per share exercisable at any time for a period of five years.

On May 15, 1993, the Board of Directors granted warrants as compensation to certain directors of the Company, to purchase 180,000 shares of common stock at $1.95 per share exercisable at any time for a period of five years. The Company has recorded a charge of $427,500 for financial reporting purposes, representing the estimated value of such options and warrants granted on May 15, 1993.

During 1993, the Company completed an initial public offering of 1,500,000 units at $6.00 per unit and an over-allotment issuance of 105,000 units at $6.00 per unit. Each unit consists of one share of the Company's common stock and one warrant. Each warrant is exercisable for one share of the Company's common stock at a price of $7 per share during the first year of exercisability. Thereafter, the exercise price shall increase each year by $2.00 ($11 at December 31, 1995). On January 26, 1996, the exercise price of these warrants were reduced to $10.35 per share and the number of shares purchasable upon exercise of each warrant was increased to 1.07 (warrants to purchase 1,717,350 shares at $10.35 per share). In connection with this offering, the Company sold to the Underwriters, for nominal consideration, 150,000 Warrants (the "Underwriters'

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)



3. Stockholders' Equity (continued)

Warrants"). The Underwriters' Warrants are initially exercisable at a price of $9.90 per Unit for a period of four years, commencing August 26, 1994. The shares of common stock and warrants issuable upon the exercise of the Underwriters' Warrants are identical to those included in the Units offered hereby except that the Warrants contained in the Underwriters' Warrants are initially exercisable to purchase one share of Common Stock at $11.55.

On December 14, 1993, the Board of Directors granted warrants to certain individuals of the Company to purchase 10,000 shares of common stock at $7.25 per share. Such warrants vested immediately.

Private Placement

In July 1995, the Company completed a private placement of 1,666,700 common shares at $6.00 per share, resulting in net proceeds (after deducting issuance costs) of approximately $9.5 million.

Common Stock Reserved for Issuance

As of December 31, 1995, the Company has reserved approximately 3,845,000 shares of its common stock for issuance in connection with stock options and warrants.

Recapitalization

During December 1992, in connection with the recapitalization (see Note 1), the Company changed its authorized common stock from 1,000 shares at $1.00 par value to 5,000,000 shares at $.01 par value. In addition, the Company declared a 10,000 for 1 stock split on the then issued and outstanding common shares.

In April 1993, the Company changed its authorized common stock from 5,000,000 shares at $.01 par value to 10,000,000 shares at $.01 par value.

In May 1995, the Company changed its authorized common stock from 10,000,000 shares at $.01 par value to 15,000,000 shares at $.01 par value.

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)



3. Stockholders' Equity (continued)

Merger

During February 1991, the Company issued 100,000 shares of its common stock to an officer/director and a director for all the outstanding common stock of Bio-Screen, Inc. The balance sheet and the cumulative results of operations of Bio-Screen, Inc. were not material to the Company and, consequently, the statements of operations of the Company have not been restated. The issuance of the 100,000 shares, which have been recorded at par value, has been reflected as of August 1988, the date of inception of Bio-Screen, Inc.
(see Note 5 "Commitments").

4. Income Taxes

Effective January 1, 1992, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement No. 109, "Accounting for Income Taxes" (see Note 1 "Significant Accounting Policies"). As permitted under the new rules, prior years' financial statements have not been restated. There was no cumulative effect on the Company's financial statements as a result of adopting Statement No. 109.

At December 31, 1995, the Company had net operating loss carryforwards of approximately $10,672,000 for U. S. and foreign income tax purposes, $8,838,000 expiring for U.S. purposes through 2010. For financial statement reporting purposes, a valuation allowance has been recognized to offset entirely the deferred tax assets related to the Company's net operating loss carryforwards and the temporary difference related to compensatory stock options and warrants.

Components of the Company's deferred tax asset at December 31, 1994 and 1995 are as follows:

                                                     1994             1995
                                             ---------------------------------

     Net operating loss carryforwards         $  2,880,000     $  3,957,000
     Compensatory stock options and warrants       171,000          268,000
                                             ---------------------------------
     Total deferred tax asset                    3,051,000        4,225,000
     Valuation allowance                        (3,051,000)      (4,225,000)
                                             ---------------------------------
     Net deferred tax asset                           $  -             $  -
                                             =================================

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)


4. Income Taxes (continued)

The change in valuation allowance amounted to approximately $802,000 and $1,120,000, respectively, for the years ended December 31, 1993 and 1994.

Changes in stock ownership (see Note 3) may result in a limitation on the annual utilization of net operating loss carryforwards.

5. Commitments and Contingencies

The Company subleases its office space at its facilities in New York . During 1995, the Company entered into a new lease for office space in Lund, Sweden. Rent expense for years ended December 31, 1993, 1994 and 1995 was approximately $53,000, $58,000 and $50,000, respectively.

The minimum annual rent commitments for the above leases are as follows:

              1996                              $         55,400
              1997                                        14,400
              1998                                         1,200
                                          --------------------------
                                                $         71,000
                                          ==========================

In connection with the merger with Bio-Screen, Inc. (see Note 3), the Company obtained a license agreement to patent rights to a certain product. The agreement requires the Company to pay royalties, as defined, based on revenues received by the Company in respect to the specified product. The license expires in October 2011. The product has not yet been commercially developed.

From time to time the Company may be a party to litigation arising out of the normal course of its business. The Company is and will continue to vigorously defend the actions and claims against it. In the opinion of management, these claims are either without merit or, based in part on opinions from legal counsel, will not have a material adverse effect on the Company's financial position.

                                 OXiGENE, Inc.
                         (A development stage company)

             Notes to Consolidated Financial Statements (continued)


6. Related Party Transaction

In September 1991, the Company entered into an agreement with CATO Research, Ltd. ("CATO"), a North Carolina corporation, which is majority-owned by Dr. Cato, a member of the Company's Scientific Advisory Board, pursuant to which CATO performs preclinical and clinical planning, development and regulatory services in connection with the Company's efforts to obtain FDA approval for its technology. CATO is compensated by the Company on an hourly basis for services actually rendered. For the years ended December 31, 1993, 1994 and 1995, the Company incurred costs under this agreement totaling $468,083, $608,337 and $739,994, respectively.

7. Foreign Operations

Summary financial information for assets, liabilities at December 31, 1995 and expenses for the year ended December 31, 1995 for OXiGENE (Europe) AB are as follows:

                  Assets            $   240,000
                  Liabilities           178,000
                  Expenses            1,853,000

Foreign exchange gains for the year ended December 31, 1995 were not significant.

                                 OXiGENE, Inc.
                         (A development stage company)
                          Consolidated Balance Sheets
            (All amounts in thousands of dollars, except share data)
                                  (Unaudited)

                                                                                        June 30, 1996
                                                                                        -------------
Assets
Current assets:
    Cash and cash equivalents                                                      $            10,710
    Securities available-for-sale                                                                   --
    Prepaid expenses                                                                                80
    Interest receivable                                                                             77
    Other                                                                                           21
                                                                                   -------------------------
Total current assets                                                                            10,888
                                                                                   -------------------------

Furniture, fixtures and equipment at cost                                                           73
Accumulated depreciation                                                                           (31)
                                                                                   -------------------------
                                                                                                    42
                                                                                   -------------------------

Deposits                                                                                            10
                                                                                   -------------------------

Total assets                                                                       $            10,940
                                                                                   =========================
Liabilities and stockholders' equity:
Current liabilities:
    Accounts payable and accrued expenses:
       Due to Cato Research, Ltd.                                                  $                75
       Other payables                                                                              748
                                                                                   -------------------------
Total current liabilities                                                                          823
                                                                                   -------------------------
Stockholders' equity:
Common stock $0.01 par value:
       Authorized shares - 15,000,000 shares
       Issued and outstanding
       7,271,282 at June 30, 1996                                                                   72
    Additional paid-in capital                                                                  24,853
    Common stock subscribed                                                                         98
    Subscription receivable                                                                        (98)
    Deficit accumulated during the development stage                                           (14,811)
    Foreign currency translation adjustment                                                          3
                                                                                   -------------------------
Total stockholders' equity                                                                      10,117
                                                                                   -------------------------
Total liabilities and stockholders' equity                                         $            10,940
                                                                                   =========================

                            See accompanying notes.

                                 OXiGENE, Inc.
                         (A development stage company)
                     Consolidated Statements of Operations
             (All amounts in thousands of dollars, except share data)
                                  (Unaudited)



                                                                                                   Period from
                                                                                                February 22, 1988
                                                     Six Months Ended                              (inception)
                                          -----------------------------------------                  through
                                          June 30, 1995               June 30, 1996                June 30, 1996
                                          -------------               -------------             ------------------
Revenue
Research Income                           $           -               $           -                $          31
Interest income                                      82                         254                        1,001

Operating expenses:
Research and development:
     Cato Research, Ltd.                            282                         388                        2,853
     Other                                          991                       1,968                        6,572
                                     -----------------------    ------------------------      -----------------------
Total research and development                    1,273                       2,356                        9,425
General and administrative                          646                       1,309                        6,418
                                     -----------------------    ------------------------      -----------------------
Total operating expenses                          1,919                       3,665                       15,843
                                     -----------------------    ------------------------      -----------------------

Net loss                                  $      (1,837)              $      (3,411)               $     (14,811)
                                     =======================    ========================      =======================

Net loss per common share                 $       (0.36)              $        (.49)
                                     =======================    ========================

Weighted average number of common
shares outstanding                                5,058                       6,971
                                     =======================    ========================



                            See accompanying notes.

                                 OXiGENE, Inc.
                         (A development stage company)
                     Consolidated Statements of Cash Flows
                     (All amounts in thousands of dollars)
                                  (Unaudited)


                                                                                                                  Period from
                                                                                                               February 22, 1988
                                                                            Six Months Ended                      (inception)
                                                                 ------------------------------------               through
                                                                 June 30, 1995           June 30, 1996            June 30, 1996
                                                                 -------------           -------------         ------------------
Operating activities
Net loss                                                       $       (1,837)         $       (3,411)        $       (14,811)
Adjustment to reconcile net loss to net cash
    used in operating activities:
      Depreciation                                                          4                       6                      30
      Amortization of debt securities                                       9                      --                       9
      Compensation related to issuance of warrants
        options and stock appreciation rights                               --                  1,008                   1,679
      Changes in operating assets and liabilities:
        Prepaid expenses and other current assets                         138                      93                    (175)
        Accounts payable and accrued expenses                             (52)                    375                     813
                                                               -------------------     -------------------    -------------------

Net cash used in operating activities                                  (1,738)                 (1,929)                (12,455)
                                                               -------------------     -------------------    -------------------

Financing activities
Proceeds from issuance of common stock, net                                --                   1,710                  23,195
Other capital contributions                                                --                      53                      53
                                                               -------------------     -------------------    -------------------

Net cash provided by financing activities                                  --                   1,763                  23,248

Investing activities
Proceeds from sale of securities available-for-sale                       848                     502                   3,358
Purchase of securities available for sale                                  --                      --                  (3,368)
Deposits                                                                   --                      --                     (10)
Purchase of furniture, fixture and equipment`                             (18)                    (11)                    (71)
                                                               -------------------     -------------------    -------------------

Net cash used in investing activities                                     830                     491                     (91)

Effect of exchange rate on changes in cash                                 --                     (22)                      8
                                                               -------------------     -------------------    -------------------

Net increase (decrease) in cash and cash
 equivalents                                                             (908)                    303                  10,710
Cash and cash equivalents at beginning of period                        1,194                  10,407                      --
                                                               -------------------     -------------------    -------------------

Cash and cash equivalents at end of period                     $          286          $       10,710         $        10,710
                                                               ===================     ===================    ===================


                            See accompanying notes.

                                 OXiGENE, Inc.
                         (A development stage company)

                   Notes to Consolidated Financial Statements
                                 June 30, 1996



Note l. Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1995.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents.

Net Loss Per Share

Net loss per share is based upon the Company's aggregate net loss divided by the weighted average number of shares of common stock outstanding during the respective periods. All options and warrants were antidilutive and, accordingly, excluded from the calculation of weighted average shares.

Note 2. Principles of Consolidation

At the end of 1994, the Company established a wholly-owned operating subsidiary in Sweden, OXiGENE (Europe) AB. This subsidiary manages and controls the Company's research and development work, and monitors the European clinical trials. The consolidated financial statements include the accounts of the Company and OXiGENE (Europe) AB, effective January 1, 1995.

Intercompany balances and transactions have been eliminated.

                                 OXiGENE, Inc.
                         (A development stage company)

                   Notes to Consolidated Financial Statements
                                 June 30, 1996




Note 3. Stockholders' Equity

During the six months ended June 30, 1996, the company issued 447,982 shares of common stock upon exercise of previously granted options resulting in proceeds of approximately $1,710,000.

During the six months ended June 30, 1996, the Company recorded a charge for financial reporting purposes of approximately $1,008,000 because the market value of the Company's common stock ($25.50 at June 30, 1996) exceeded the exercise prices of stock appreciation rights issued by the Company. Because stock appreciation rights are satisfied, upon exercise, only by the distribution of shares of common stock of the Company, the charge was credited to additional paid-in capital. In addition, stock appreciation rights accrued as a liability as of December 31, 1995 amounting to approximately $223,000, which will not be paid in cash, was credited to additional paid-in capital during the six months ended June 30, 1996.

- ---------------------------

No dealer, salesman or any other person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the Shares, by anyone in any jurisdiction in which such offer to sell or solicitation is not authorized, or in which the person making such offer is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of the Prospectus nor any distribution of shares pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference herein or in the affairs of the Company since the date of this Prospectus.

- --------------------------


PAGE

AVAILABLE INFORMATION...............................................  2

INCORPORATION BY REFERENCE..........................................  2

THE COMPANY.........................................................  5

PROSPECTUS SUMMARY..................................................  7

SUMMARY OF SELECTED FINANCIAL INFORMATION...........................  8

RISK FACTORS........................................................  9

MARKET DATA......................................................... 13

USE OF PROCEEDS..................................................... 14

CAPITALIZATION...................................................... 15

DIVIDEND POLICY..................................................... 15

SELECTED FINANCIAL INFORMATION...................................... 16

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATION.......................................... 18

BUSINESS   ......................................................... 21

MANAGEMENT ......................................................... 37

PRINCIPAL STOCKHOLDERS.............................................. 44

400608.6

DESCRIPTION OF SECURITIES........................................... 45

UNDERWRITING........................................................ 46

LEGAL MATTERS....................................................... 47

EXPERTS    ......................................................... 47

GLOSSARY.............................................................48

APPENDIX............................................................A-1


400608.6

                                    PART II


Item 14.  Other Expenses of Issuance and Distribution.

           The fees and expenses payable by the Company in connection with the issuance and distribution of the Shares being registered are estimated as follows:

Amount

SEC Filing Fee..................................................... $  9,914
Nasdaq Listing Fee..................................................  25,000
Legal Fees and Expenses*...........................................  135,000
Accounting Fees*......................................................25,000
Printing and Translation Expenses*..................................  52,780
Miscellaneous..........................................................2,306

Total.............................................................. $250,000



* Indicates estimate


Item 15.  Indemnification of Directors and Officers.

        The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the corporation's best interests and, for criminal proceedings, such person had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted in respect of any claim, issue or matter without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such officer or director against the expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

        Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages

                                      II-1
400608.6
for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Article IX, Section 3 of the Company By-laws provides as follows:

          "SECTION 3. Indemnification. The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, indemnify members of the Board and may, if authorized by the Board, indemnify its officers, employees and agents and any and all persons whom it shall have power to indemnify against any and all expenses, liabilities or other matters."

        ARTICLE NINTH of the Company's Restated Certificate of Incorporation provides as follows:

        "To the fullest extent permitted by the General Corporation Law of the State of Delaware, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification."

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Following the 1996 Annual Meeting of Stockholders, the Company entered into indemnification agreements with each of its directors and executive officers.


                                      II-2
400608.6

Item 16.  Exhibits.

5*       Legal Opinion of Battle Fowler LLP

10.1 Form of Indemnification Agreement between the Company and its directors, executive officers and key employees

23.1     Consent of Ernst & Young LLP, New York, New York

23.2*    Consent of Battle Fowler LLP (included in Exhibit 5)

24.1     Power of Attorney (included herein on the signature page)

99.1 U.S. Patent Number 5,204,241, issued April 20, 1994, registered to Ronald W. Pero, regarding glutathione-s-transferase Mu as a measure of drug resistance

99.2 U.S. Patent Number 5,340,565, issued August 23, 1994, registered to Ronald W. Pero, regarding tumor or cancer cell killing therapy and agents useful therefor

99.3 U.S. Patent Number 5,482,833, issued January 9, 1996, registered to Ronald W. Pero and Daniel G. Miller, regarding a test to determine the predisposition or susceptibility to DNA-associated diseases

99.4 International Application Published under the Patent Cooperation Treaty (PCT) Number WO96/14565, published May 17, 1996, registered to Ronald W. Pero, regarding a method of testing immune competency


* To be filed by amendment


Item 17.  Undertakings


        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;


                                      II-3
400608.6

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 15, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                      II-4
400608.6

        The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                      II-5
400608.6

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on September 23, 1996.

                                    OXiGENE, INC.


                                    By: /s/ Bjorn Nordenvall
                                       -------------------------------------
                                       Bjorn Nordenvall
                                       President and Chief Executive Officer


                               POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bjorn Nordenvall and Bo Haglund, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorney-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

 Signature             Title                                  Date


/s/ Bjorn Nordenvall    President, Chief Executive        September 23, 1996
Bjorn Nordenvall        Officer and Chairman of the
                        Board of Directors (Principal
                        Executive Officer)

/s/ Bo Haglund          Chief Financial Officer           September 23, 1996
Bo Haglund              (Principal Financial Officer and
                        Principal Accounting Officer)

/s/ Michael Ionata      Director                          September 26, 1996
Michael Ionata


/s/ Marvin H. Caruthers Director                          September 26, 1996
Marvin H. Caruthers

/s/ Claus Moller        Chief Medical Officer and         September 26, 1996
Claus Moller            Director

/s/ Ronald Pero         Chief Scientific Officer and
Ronald Pero             Director                          September 24, 1996

EXHIBIT INDEX

                                                                     Sequential
Exhibit                                                               Page
Number    Description                                                 Number

5*        Legal Opinion of Battle Fowler LLP

10.1 Form of Indemnification Agreement between the Company and its directors, executive officers and key employee

23.1      Consent of Ernst & Young LLP, New York, New York

23.2*     Consent of Battle Fowler LLP

24.1      Power of Attorney

99.1 U.S. Patent Number 5,204,241, issued April 20, 1994, registered to Ronald W. Pero, regarding glutathione-s-transferase Mu as a measure of drug resistance

99.2 U.S. Patent Number 5,340,565, issued August 23, 1994, registered to Ronald W. Pero, regarding tumor or cancer cell killing therapy and agents useful therefor

99.3 U.S. Patent Number 5,482,833, issued January 9, 1996, registered to Ronald W. Pero and Daniel G. Miller, regarding a test to determine the predisposition or susceptibility to DNA-associated diseases

99.4      International Application Published under the Patent
          Cooperation Treaty (PCT) Number WO96/14565, published May 17, 1996, registered to Ronald W. Pero, regarding a method of testing immune competency



* To be filed by amendment.